Exhibit 10.1

EXECUTION COPY

INTERCOMPANY AGREEMENT

by and between

PRIMERICA, INC.

(formerly named PUCK HOLDING COMPANY, INC.)

and

CITIGROUP INC.

Dated as of April 7, 2010

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions	1

ARTICLE II

COSTS AND EXPENSES

Section 2.1 Allocation of Costs and Expenses	6

ARTICLE III

TRADEMARK LICENSING AGREEMENT

Section 3.1 Grant of Trademark Licenses	7
Section 3.2 Trademark Guidelines and Standards	9
Section 3.3 Retention of Trademark Ownership	9
Section 3.4 Termination of Trademark Licenses	10
Section 3.5 Use After Termination	11
Section 3.6 Trademark Usage Marking Requirements and Quality Control	12
Section 3.7 Disclaimers of Representations and Warranties	12

ARTICLE IV

EQUITY PURCHASE RIGHTS

Section 4.1 Equity Purchase Rights	13

ARTICLE V

FINANCIAL AND OTHER INFORMATION

Section 5.1 Five Percent Threshold	15
Section 5.2 Twenty Percent Threshold	15
Section 5.3 Fifty Percent Threshold	17
Section 5.4 Attorney Client Privilege	21

i

LIST OF SCHEDULES

Schedule I	Information in Registration Statement
Schedule 1.1(a)	Applicable Restructuring Documents
Schedule 1.1(b)	Knowledge of Primerica
Schedule 2.1(b)	Allocation of Costs and Expenses
Schedule 2.1(c)	Allocation of Costs and Expenses
Schedule 2.1(d)	Directors’ and Officers’ Liability Insurance
Schedule 3.1(a)	Citi Marks
Schedule 3.1(e)	Primerica Marks
Schedule 3.4(a)	Primerica Contractual Commitments
Schedule 3.4(c)	Citigroup Contractual Commitments
Schedule 6.1(a)	Citigroup Software
Schedule 7.2(a)	Citigroup Proprietary Software
Schedule 7.2(b)	Third-Party Computer Software, Licenses, Hardware and Domain Names
Schedule 7.5(b)	Conversion of Citigroup Awards
Schedule 7.5(g)	Continuing Employees
Schedule 9.13	Commercial Agreements

INTERCOMPANY AGREEMENT

INTERCOMPANY AGREEMENT, dated as of April 7, 2010, by and between PRIMERICA, INC. (formerly named Puck Holding Company, Inc.), a Delaware corporation (“Primerica”), and CITIGROUP INC., a Delaware corporation (“Citigroup”).

WHEREAS, Citigroup is the indirect owner of all of the issued and outstanding Common Stock (as defined below) of Primerica immediately prior to the date hereof; and

WHEREAS, in contemplation of Primerica ceasing to be so wholly owned by Citigroup, the parties hereto have determined that it is desirable to set forth certain agreements that will govern certain matters between the parties hereto following the completion of the Initial Public Offering (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” means this Intercompany Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Restructuring Documents” means the agreements listed on Schedule 1.1(a) hereto.

“Beneficially Own” and “Beneficially Owned” means “beneficial ownership” within the meaning of Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act.

“Business Day” or “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

“Citi Note” means the note issued to Citigroup Insurance Holding Corporation (“CIHC”) (which terms are governed by that certain Note Agreement, dated as of April 1, 2010, by and between CIHC and Primerica (the “Note Agreement”)) pursuant to the Exchange Agreement and any and all notes issued upon exchange, substitution or transfer thereof.

“Citigroup Affiliated Group” means, collectively, Citigroup and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (a) in which Citigroup owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (b) of which Citigroup otherwise directly or indirectly controls or directs the policies or operations or (c) which would be considered subsidiaries of Citigroup within the meaning of Regulation S-K or Regulation S-X, now or hereafter existing, other than Primerica and its Subsidiaries, now or hereafter existing (all determinations hereunder to be made after giving effect to the Reorganization (as defined below)).

“Citigroup Competitor” means any entity that is primarily engaged in the provision of banking or financial services, and has consolidated revenues greater than $10 billion.

“Citigroup Proprietary Software” means the software identified on Schedule 7.2(a) hereto, which reflects certain software owned by a member of the Citigroup Affiliated Group and being used by Primerica as of the date hereof as has been mutually agreed by the parties hereto.

“Commercial Agreements” means those agreements identified on Schedule 9.13 hereto.

“Common Stock” means the common stock, par value $0.01 per share, of Primerica and any other class or series of common stock of Primerica hereafter created.

“Concurrent Transactions” means the transactions contemplated by the Related Agreements and the other concurrent transactions described in the IPO S-1 to be completed contemporaneously with the Initial Public Offering.

“Continuing Agreements” means the Related Agreements and the Commercial Agreements.

“Continuing Employees” means all active employees of Primerica or any of its Subsidiaries who have not been terminated by Primerica in the ordinary course of business as of the date hereof (as determined by Primerica and provided to Citigroup on Schedule 7.5(g) hereto). For purposes of this Agreement, active employees shall include employees who are on approved absences from work (e.g., disability leave, statutory leave, approved leave of absence, etc.) as of the date hereof.

“Distribution,” “Distributing” or “Distributes” means selling, marketing, offering or distributing of a product or service to consumers.

“Equity Purchase Shares” means shares of Voting Stock or any securities convertible into or exchangeable for shares of Voting Stock or any options, warrants or rights to acquire shares of Voting Stock; provided that no securities issued upon the exercise or conversion of the Warrant, or issued in exchange for any such securities, shall constitute Equity Purchase Shares.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange and Transfer Agreement, dated as of March 31, 2010, by and between CIHC and Primerica.

“Fair Market Value” means, with respect to shares of Voting Stock, the fair market value thereof as jointly determined by Primerica and Citigroup or, in the event Primerica and Citigroup are unable to agree, as determined by a mutually acceptable nationally recognized investment banking or other financial advisory firm.

“First Trigger Date” means the first date on which the members of the Citigroup Affiliated Group cease to Beneficially Own, in the aggregate, shares entitled to fifty percent (50%) or more of the votes entitled to be cast by the holders of then outstanding Common Stock.

“GAAP” means United States generally accepted accounting principles.

“Independent Contractor Representative” means, with respect to any person, an unsalaried salesperson who has a contractual arrangement with, but is not an employee of, a marketing company and who (i) Distributes authorized products and services of such marketing company by means of relationship referral, (ii) is encouraged to recruit or train additional non-employee salespersons and (iii) is compensated for sales by any such non-employee salespersons so recruited, directly or indirectly, as well as for his or her own sales.

“Initial Public Offering” means the proposed initial public offering of the Common Stock as contemplated by the IPO S-1.

“IPO S-1” means Primerica’s registration statement on Form S-1 (No. 333-162918) relating to the Initial Public Offering as the same may be amended or supplemented from time to time.

“Keepwell” means any guaranty, keepwell, surety bond, indemnity agreement, net worth or financial condition maintenance agreement of or by any member of the Citigroup Affiliated Group provided to any Person (including any insurance regulatory authority) with respect to any actual or contingent obligation of Primerica, any Subsidiary of Primerica or any of their respective employees.

“Knowledge of Primerica” means the knowledge of Primerica’s Named Executive Officers (as defined in the IPO S-1) and those individuals set forth on Schedule 1.1(b) (and, in each case, any of their successors), or the knowledge each reasonably should have had.

“Long Term Services Agreement” means the Long Term Services Agreement, dated as of the date hereof, by and between Primerica Life Insurance Company (“PLIC”) and CitiLife Financial Limited (Ireland).

“Occupancy Services Agreement” means the Occupancy Services Agreement, dated as of the date hereof, by and between Citibank, N.A. and National Benefit Life Insurance Company (“NBLIC”).

“Outstanding Voting Stock” means the shares of Voting Stock issued and outstanding, and shall not include shares of Voting Stock held by Primerica as treasury stock or by any Subsidiary of Primerica.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof.

“Primerica Business” means the business of Primerica and its Subsidiaries (after giving effect to the Reorganization), including the underwriting, administration and Distribution of term life insurance, student life insurance and short-term disability insurance, the administration and Distribution of mutual funds, variable annuities and segregated funds, the Distribution of long-term care insurance, automobile insurance, homeowners insurance and stand-alone prepaid legal contracts, the administration, marketing, brokering and referral of mortgage and consumer loans and the management of a sales organization of Independent Contractor Representatives, as more fully described in the IPO S-1.

“Primerica Charter” means the Restated Certificate of Incorporation of Primerica filed with the Secretary of State of the State of Delaware on March 31, 2010.

“Primerica Employees” means all current, former or retired employees of Primerica or a Subsidiary of Primerica.

“Prospectus” means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments and supplements to such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Region” means the United States and its territories and possessions (including Puerto Rico, Guam, U.S. Virgin Islands and the Commonwealth of Northern Mariana Islands) and Canada.

“Registration Statement” means any registration statement of Primerica filed with the SEC under the Securities Act (including the IPO S-1), including in each such case the Prospectus relating thereto, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement and Prospectus.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations under the Securities Act.

“Regulation S-X” means Regulation S-X of the General Rules and Regulations under the Securities Act.

“Reinsurance Agreements” means the (i) Co-Insurance Agreement (relating to ten percent (10%) of the reinsured business), dated as of March 31, 2010, by and between PLIC and Prime Reinsurance Company, Inc. (“Prime Re”), and a related trust agreement, (ii) Co-Insurance Agreement (relating to eighty percent (80%) of the reinsured business), dated as of March 31, 2010, by and between PLIC and Prime Re, and a related trust agreement, (iii) Co-Insurance Agreement, dated as of March 31, 2010, by and between NBLIC and American Health and Life Insurance Company, and a related trust agreement, (iv) Co-Insurance Agreement, dated as of March 31, 2010, by and between Primerica Life Insurance Company of Canada and Financial Reassurance Company 2010 Ltd., and a related trust agreement and (v) Capital Maintenance Agreement, dated as of March 31, 2010, by and between Citigroup and Prime Re, and, in each case, all agreements primarily relating thereto (including monitoring and reporting agreements).

“Related Agreements” means the Reinsurance Agreements, the Tax Separation Agreement, the Transition Services Agreement, the Exchange Agreement, the Applicable Restructuring Documents, the Long Term Services Agreement, the Note Agreement and the Occupancy Services Agreement.

“Reorganization” means the (a) transfer by Primerica or one of its Subsidiaries to certain members of the Citigroup Affiliated Group of the specifically identified contractual rights and obligations or assets and liabilities not related to the Primerica Business as described in and documented by the Applicable Restructuring Documents listed on Schedule 1.1(a) hereto, and (b) transactions contemplated by the Exchange Agreement, in each case, as may be adjusted pursuant to Section 9.15 hereto.

“SEC” means the Securities and Exchange Commission.

“Second Trigger Date” means the first date on which the members of the Citigroup Affiliated Group cease to Beneficially Own, in the aggregate, shares entitled to twenty percent (20%) or more of the votes entitled to be cast by the holders of then outstanding Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of February 8, 2010, by and among Primerica, CIHC, Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P.

“Subsidiary” of Primerica includes all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (a) in which Primerica owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (b) of which Primerica otherwise directly or indirectly controls or directs the policies or operations or (c) which would be considered subsidiaries of Primerica within the meaning of Regulation S-K or Regulation S-X.

“Tax Separation Agreement” means the Tax Separation Agreement, dated as of March 30, 2010, by and between Primerica and Citigroup.

“Third Trigger Date” means the first date on which members of the Citigroup Affiliated Group cease to Beneficially Own, in the aggregate, shares entitled to five percent (5%) or more of the votes entitled to be cast by the holders of the then outstanding Common Stock.

“Transactions” means, collectively, (a) the Reorganization, (b) the Initial Public Offering and (c) the Concurrent Transactions.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, by and between Primerica and Citigroup.

“Voting Stock” means all securities issued by Primerica having the ordinary power to vote in the election of directors of Primerica, other than securities having such power only upon the occurrence of a default or any other extraordinary contingency.

“Warrant” has the meaning given to such term in the Securities Purchase Agreement.

ARTICLE II

COSTS AND EXPENSES

Section 2.1 Allocation of Costs and Expenses.

(a) Except as otherwise provided in the Related Agreements, Primerica shall pay for all fees, costs and expenses incurred by Primerica or any of its Subsidiaries in connection with the Transactions, and Citigroup shall pay for all fees, costs and expenses incurred by any member of the Citigroup Affiliated Group in connection with the Transactions.

(b) Notwithstanding Section 2.1(a) or Section 2.1(c) hereof, Citigroup shall pay (or to the extent incurred prior to the date hereof and paid for by Primerica or any of its Subsidiaries, will promptly reimburse Primerica or such Subsidiary for any and all amounts so paid upon receipt of an invoice or similar documentation), for all fees, costs and expenses incurred prior to the date hereof as set forth on Schedule 2.1(b).

(c) Notwithstanding Section 2.1(a) or Section 2.1(b) hereof, Primerica shall pay (or to the extent incurred and paid for by any member of the Citigroup Affiliated Group, will promptly reimburse such member of the Citigroup Affiliated Group for any and all amounts so paid upon receipt of an invoice or similar documentation), for all the fees, costs and expenses incurred prior to the date hereof as set forth on Schedule 2.1(c).

(d) Citigroup shall, to the extent commercially available and for a claims reporting period of six years from the effective date of the Initial Public Offering, arrange directors’ and officers’ liability insurance or “Tail Insurance,” applicable to acts occurring at or prior to such date, substantially upon the terms set forth in Schedule 2.1(d). Such insurance shall provide protection to directors and officers of Primerica and its Subsidiaries as respects their non-indemnifiable acts or omissions and shall provide protection to Primerica as respects indemnifiable acts or omissions of such insured directors and officers, and protection to Primerica for entity securities related claims. Such Tail Insurance shall be primary to any protection that could be available under Citigroup’s directors’ and officers’ liability insurance. The Tail Insurance shall be placed with insurers that have an AM Best rating of no less than A-, VII, or equivalent S&P rating. Citigroup shall have total control and management over the negotiation and placement of such insurance coverage; provided that the coverage shall be reasonably acceptable to Primerica.

ARTICLE III

TRADEMARK LICENSING AGREEMENT

Section 3.1 Grant of Trademark Licenses.

(a) Citigroup hereby grants to Primerica, or to the extent another member of the Citigroup Affiliated Group owns the Citi Marks (as defined below), Citigroup hereby causes such member to grant to Primerica, for the term set forth in Section 3.4(a) hereof, a non-exclusive royalty-free license (the “Citi License”) to use the marks set forth in Schedule 3.1(a) hereto (such marks hereinafter referred to as the “Citi Marks”), but only in the manner identified in Schedule 3.1(a) hereto and the mark “A Member of Citigroup” or as otherwise approved in advance in writing by Citigroup’s trademark counsel, in each case, solely for the purpose of identifying, advertising, marketing and promoting the Primerica Business in any form or media in the United States and/or Canada, in each case, in substantially the same manner as the Primerica Business is identified, advertised, marketed and promoted as of the date hereof. Primerica shall only use the Citi Marks in connection with its business, products, services and activities related thereto of a nature and quality which are at least equal to that used by Primerica and its Subsidiaries in connection with the Citi Marks as of the date hereof, and in a manner that is in conformity with past practices and existing agreements between members of the Citigroup Affiliated Group, on the one hand, and Primerica and its Subsidiaries, on the other hand, regarding quality control and usage of such marks. Primerica shall have no right to sublicense the Citi Marks; provided, however, that Primerica may sublicense the Citi Marks (i) to any Subsidiary of Primerica (for so long as such Subsidiary remains a Subsidiary of Primerica) for purposes of advertising, marketing, promoting and selling products and services bearing Citi Marks in accordance with the terms of this Article III and (ii) as necessary in order for a Primerica Subsidiary to fulfill its obligations under any agreement with a third party existing as of the date hereof, which may include the granting of further sublicenses to such third party (a “Designated Primerica Sublicensee”). Notwithstanding the foregoing, Citigroup agrees that Primerica’s Independent Contractor Representatives shall be a Designated Primerica Sublicensee. A breach by a Designated Primerica Sublicensee of any of the provisions of this Article III shall be deemed a breach by Primerica of this Article III. Primerica shall not use any Citi Mark as a corporate name for any new business or company, and shall not use the Citi Marks in the name of any new product, service or corporate entity. Subsequent to the date hereof, except as provided in Section 3.1(b) below, if Primerica identifies additional marks that were in use as of the date hereof and which should have been included in Schedule 3.1(a) hereto, then at Primerica’s written request and subject to Citigroup’s written approval (such approval not to be unreasonably withheld, conditioned or delayed), Citigroup shall grant Primerica a license to use such other marks, and such marks shall be deemed Citi Marks for all purposes under this Agreement.

(b) Primerica agrees that the Citi License is a “phase-out” license and agrees that during the term of the Citi License its use of the Citi Marks shall be consistent with the purposes of such “phase-out” license.

(c) Primerica shall have no rights with respect to the Citi Marks other than those expressly set forth in this Agreement. This Agreement supersedes all prior agreements (whether written, oral or implied) between any member of the Citigroup Affiliated Group and Primerica or any Subsidiary of Primerica, with respect to the use of the Citi Marks.

(d) Primerica shall, shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause the Primerica Independent Contractor Representatives to, execute all additional documents which Citigroup may reasonably request (at Citigroup’s expense), both prior and subsequent to the expiration or earlier termination of the Citi License, in order to perfect, maintain, defend or terminate any right of any party in the Citi Marks hereunder in any jurisdiction of the world.

(e) Primerica hereby grants, or to the extent a Subsidiary of Primerica owns the Primerica Marks (as defined below), Primerica hereby causes such Subsidiary to grant, for the term set forth in Section 3.4(c), to Citigroup a worldwide, non-exclusive, royalty-free license (the “Primerica License”) to use the marks set forth in Schedule 3.1(e) hereto (such marks hereinafter referred to as the “Primerica Marks”), but only in the manner identified in Schedule 3.1(e) hereto or as otherwise approved in advance in writing by Primerica, in each case, solely for the purpose of identifying, advertising, marketing and promoting Citigroup’s business, products and services and activities related thereto as reasonably necessary to operate existing Citigroup businesses that are using the Primerica Marks, in each case, in substantially the same manner as such businesses are using the Primerica Marks as of the date hereof. Citigroup shall only use the Primerica Marks in connection with the business, products and services and activities related thereto of the Citigroup Affiliated Group that are of a nature and quality which are at least equal to that currently used by any member of the Citigroup Affiliated Group in connection with the Primerica Marks as of the date hereof, and in a manner that is in conformity with past practices and existing agreements between members of the Citigroup Affiliated Group, on the one hand, and Primerica and its Subsidiaries, on the other hand, regarding quality control and usage of such marks. Citigroup shall have no right to sublicense the Primerica Marks; provided, however, that Citigroup may sublicense the Primerica Marks (i) to any member of the Citigroup Affiliated Group (for so long as such member of the Citigroup Affiliated Group remains a member of the Citigroup Affiliated Group) for purposes of advertising, marketing, promoting and selling products and services bearing Primerica Marks in accordance with the terms of this Article III and (ii) as necessary in order for a member of the Citigroup Affiliated Group to fulfill its obligations under any agreement with a third party existing as of the date hereof, which may include the granting of further sublicenses to such third party (a “Designated Citigroup Sublicensee”). Notwithstanding the foregoing, Primerica agrees that independent agents appointed by Citigroup to market Citigroup’s products and services shall be a Designated Citigroup Sublicensee. A breach by a Designated Citigroup Sublicensee of any of the provisions of this Article III shall be deemed a breach by Citigroup of this Article III. Citigroup shall not use any Primerica Mark as a corporate name for any new business or company, and shall not use the Primerica Marks in the name of any new product, service or corporate entity. Subsequent to the date hereof, if Citigroup identifies additional marks that were in use as of the date hereof and which should have been included in Schedule 3.1(e) hereto, then at Citigroup’s written request and subject to Primerica’s written approval (such approval not to be unreasonably withheld, conditioned or delayed), Primerica shall grant Citigroup a license to use such other marks, and such marks shall be deemed Primerica Marks for all purposes under this Agreement.

(f) Citigroup agrees that the Primerica License is a “phase-out” license and agrees that during the term of the Primerica License its use of the Primerica Marks shall be consistent with the purposes of such “phase-out” license.

(g) Citigroup shall have no rights with respect to the Primerica Marks other than those expressly set forth in this Agreement. This Agreement supersedes all prior agreements (whether written, oral or implied) between any member of the Citigroup Affiliated Group and Primerica or any Subsidiary of Primerica, with respect to the use of the Primerica Marks.

(h) Citigroup shall, and shall cause each member of the Citigroup Affiliated Group to, execute all additional documents which Primerica may reasonably request (at Primerica’s expense), both prior and subsequent to the expiration or earlier termination of the Primerica License, in order to perfect, maintain, defend or terminate any right of any party in the Primerica Marks hereunder in any jurisdiction of the world.

Section 3.2 Trademark Guidelines and Standards.

(a) Primerica agrees that, in the conduct of the business and activities of Primerica and its Designated Primerica Sublicensees under the Citi License, it shall, and shall use commercially reasonable efforts to cause each Designated Primerica Sublicensee to, adhere to the appropriate ethical standards pertaining to Primerica’s and its Designated Primerica Sublicensees’ businesses and operations, and shall, and shall use commercially reasonable efforts to cause each Designated Primerica Sublicensee to, do nothing to bring disrepute to or damage the goodwill symbolized by the Citi Marks.

(b) Citigroup agrees that, in the conduct of the business and activities of Citigroup and its Designated Citigroup Sublicensees under the Primerica License, it shall, and shall use commercially reasonable efforts to cause each Designated Citigroup Sublicensee to, adhere to the appropriate ethical standards pertaining to Citigroup’s and its Designated Citigroup Sublicensees’ businesses and operations, and shall, and shall use commercially reasonable efforts to cause each Designated Citigroup Sublicensee to, do nothing to bring disrepute to or damage the goodwill symbolized by the Primerica Marks.

Section 3.3 Retention of Trademark Ownership.

(a) Primerica acknowledges and agrees that Citigroup, and/or such other member of the Citigroup Affiliated Group referred to in the first sentence of Section 3.1(a) hereof, as the case may be, is the owner of all of the right, title and interest in and to the Citi Marks and all goodwill associated therewith throughout the world and acknowledges the validity of the Citi Marks and of all trademark and service mark registrations and applications of each member of the Citigroup Affiliated Group pertaining thereto. Primerica agrees that it shall, and shall use commercially reasonable efforts to cause each Designated Primerica Sublicensee to, uphold the goodwill inherent in the Citi Marks and to assist Citigroup at Citigroup’s expense to protect the rights of Citigroup and the other members of the Citigroup Affiliated Group therein. All use of the Citi Marks by Primerica and all Designated Primerica Sublicensees (including all past, present and future use), and the goodwill generated thereby, shall inure to the benefit of Citigroup and shall not vest in Primerica or in any Designated Primerica Sublicensee. Primerica shall not, directly or indirectly, contest or challenge the validity or enforceability of the Citi Marks and/or Citigroup’s ownership thereof. To the extent that Primerica or any Designated Primerica Sublicensee is deemed to have any ownership rights in the Citi Marks, at Citigroup’s written request, Primerica shall, and shall cause each such Designated Primerica Sublicensee to, assign such rights to Citigroup or to a member of the Citigroup Affiliated Group designated by Citigroup.

(b) Citigroup acknowledges and agrees that Primerica, and/or such other Subsidiary of Primerica referred to in the first sentence of Section 3.1(f) hereof, as the case may be, is the owner of all of the right, title and interest in and to the Primerica Marks and all goodwill associated therewith throughout the world and acknowledges the validity of the Primerica Marks and of all trademark and service mark registrations and applications of Primerica and its Subsidiaries pertaining thereto. Citigroup agrees that it shall, and shall use commercially reasonable efforts to cause each Designated Citigroup Sublicensee to, uphold the goodwill inherent in the Primerica Marks and to assist Primerica at Primerica’s expense to protect the rights of Primerica and its Subsidiaries therein. All use of the Primerica Marks by Citigroup and all Designated Citigroup Sublicensees (including all past, present and future use), and the goodwill generated thereby, shall inure to the benefit of Primerica and shall not vest in Citigroup or in any Designated Citigroup Sublicensee. Citigroup shall not, directly or indirectly, contest or challenge the validity or enforceability of the Primerica Marks and/or Primerica’s ownership thereof. To the extent that Citigroup or any Designated Citigroup Sublicensee is deemed to have any ownership rights in the Primerica Marks, at Primerica’s written request, Citigroup shall, and shall cause each such Designated Citigroup Sublicensee to, assign such rights to Primerica or to such other Subsidiary of Primerica designated by Primerica.

Section 3.4 Termination of Trademark Licenses.

(a) The Citi License granted pursuant to this Article III shall automatically expire (subject to earlier termination in accordance with Section 3.4(b) hereof) upon the earlier to occur of the date (i) on which Primerica and the Designated Primerica Sublicensees cease use of all the Citi Marks with no intent to resume use (for which Primerica shall notify Citigroup in writing as soon as reasonably practicable thereafter) or (ii) that is six (6) months after the completion of the Initial Public Offering; provided, however, that notwithstanding anything in this Agreement to the contrary, (y) the Primerica Independent Contractor Representatives may continue to use the Citi Marks for up to one (1) year after the completion of the Initial Public Offering; provided, further, that Primerica and its Subsidiaries shall use commercially reasonable efforts to cause each Primerica Independent Contractor Representative to cease use of all Citi Marks as soon as possible following the completion of the Initial Public Offering and (z) the Citi License will be extended as and to the extent required by applicable law or regulation or for Primerica and its Subsidiaries to comply with any applicable contractual commitments existing as of the date hereof, as set forth on Schedule 3.4(a). Without limiting the generality of the foregoing, if Citi identifies any use of the Citi Marks by a Primerica Independent Contractor Representative following the date that is one year after the completion of the Initial Public Offering, Citi shall notify Primerica of such use and Primerica and its Subsidiaries shall use commercially reasonable efforts to cause such Primerica Independent Contractor Representatives to cease such use of the Citi Marks as soon as possible. Any failure by a Primerica Independent Contractor Representative to cease such use within 90 days of Primerica’s receipt of notice thereof shall be deemed a breach by Primerica of this Section 3.4.

(b) Citigroup shall have the right to terminate the Citi License with regard to a particular business unit of Primerica or a particular Designated Primerica Sublicensee at any time if such business unit of Primerica or such Designated Primerica Sublicensee has materially breached any term or provision of this Article III, and in either case Primerica or such Designated Primerica Sublicensee (as the case may be) has not (i) taken reasonable steps to cure such non-compliance within 60 days of Primerica’s receipt of written notice of such non-compliance or (ii) cured such non-compliance within a commercially reasonable period of time following the 60 day period; provided, that such time periods shall be extended if necessary to obtain required regulatory approvals.

(c) The Primerica License granted pursuant to this Article III shall automatically expire (subject to earlier termination in accordance with Section 3.4(d) hereof) upon the earlier to occur of the date (i) on which Citigroup and the Designated Citigroup Sublicensees cease use of all the Primerica Marks with no intent to resume use (for which Citigroup shall notify Primerica in writing as soon as reasonably practicable thereafter), or (ii) that is six (6) months after the completion of the Initial Public Offering; provided, however, that notwithstanding anything in this Agreement to the contrary, the Primerica License will be extended as and to the extent required by applicable law or regulation or for Citigroup to comply with any applicable contractual commitments existing as of the date hereof, as set forth on Schedule 3.4(c). Without limiting the generality of the foregoing, any use of the Primerica Marks by a Designated Citigroup Sublicensee following the date that is six (6) months after the completion of the Initial Public Offering shall be deemed a breach by Citigroup of this Section 3.4.

(d) Primerica shall have the right to terminate the Primerica License with regard to a particular business unit of Citigroup or with regard to a particular Designated Citigroup Sublicensee at any time if such business unit of Citigroup or such Designated Citigroup Sublicensee has materially breached any term or provision of this Article III, and in either case Citigroup or such Designated Citigroup Sublicensee (as the case may be) has not (i) taken reasonable steps to cure such non-compliance within 60 days of Citigroup’s receipt of written notice of such non-compliance or (ii) cured such non-compliance within a commercially reasonable period of time following the 60 day period; provided that such time periods shall be extended if necessary to obtain required regulatory approvals.

Section 3.5 Use After Termination.

(a) Upon the termination (but not the expiration) of the Citi License, Primerica shall, (i) and shall cause each of its Subsidiaries to, subject to the provisions of Section 3.4(a) hereof, discontinue all uses of the Citi Marks within 60 days, (ii) notify the

Primerica Independent Contractor Representatives that they are required to discontinue all uses of the Citi Marks within sixty (60) days in accordance with the terms of Primerica’s agent agreements and policies and (iii) use commercially reasonable efforts to ensure that such Primerica Independent Contractor Representatives have so ceased using the Citi Marks; provided, that any failure of the Primerica Independent Contractor Representatives to so cease use of the Citi Marks within one hundred twenty (120) days following any such termination shall be deemed a breach by Primerica of this Section 3.5(a).

(b) Upon the termination (but not the expiration) of the Primerica License, Citigroup shall, and shall cause each of the Designated Citigroup Sublicensees to, subject to the provisions of Section 3.4(c) hereof, discontinue all uses of the Primerica Marks within 60 days.

Section 3.6 Trademark Usage Marking Requirements and Quality Control.

(a) Citigroup shall have the right to periodically inspect and evaluate the products and services of Primerica or any Designated Primerica Sublicensee bearing the Citi Marks. Upon request by Citigroup, no more than twice per year (unless reasonably justified under the circumstances), Primerica shall deliver to Citigroup samples of such use. In addition, if Primerica or any Designated Primerica Sublicensee creates any new material following the date hereof that bear the Citi Marks and that are materially different from the materials created prior to the date hereof, Primerica shall, prior to the distribution of any such materials, present such materials to Citigroup for Citigroup’s review and approval, not to be unreasonably withheld, conditioned or delayed.

(b) Primerica shall have the right to periodically inspect and evaluate the products and services of Citigroup or any Designated Citigroup Sublicensee bearing the Primerica Marks. Upon request by Primerica, no more than twice per year (unless reasonably justified under the circumstances), Citigroup shall deliver to Primerica samples of such use. In addition, in the event that Citigroup or any Designated Citigroup Sublicensee creates any new material following the date hereof that bear the Primerica Marks and that are materially different from the materials created prior to the date hereof, Citigroup shall, prior to the distribution of any such materials, present such materials to Primerica for Primerica’s review and approval, not to be unreasonably withheld, conditioned or delayed.

Section 3.7 Disclaimers of Representations and Warranties.

(a) CITIGROUP, ON ITS OWN BEHALF AND ON BEHALF OF THE CITIGROUP AFFILIATED GROUP, HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, REGISTRABILITY OR NON-INFRINGEMENT AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE), REGARDING THE CITI MARKS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PRIMERICA ACKNOWLEDGES THAT THE LICENSES GRANTED IN THIS AGREEMENT (INCLUDING THOSE GRANTED IN THIS ARTICLE III) AND THE CITI MARKS ARE PROVIDED “AS IS.”

(b) PRIMERICA, ON ITS OWN BEHALF AND ON BEHALF OF ITS SUBSIDIARIES, HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, REGISTRABILITY OR NON-INFRINGEMENT AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE), REGARDING THE PRIMERICA MARKS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CITIGROUP ACKNOWLEDGES THAT THE LICENSES GRANTED IN THIS AGREEMENT (INCLUDING THOSE GRANTED IN THIS ARTICLE III) AND THE PRIMERICA MARKS ARE PROVIDED “AS IS.”

ARTICLE IV

EQUITY PURCHASE RIGHTS

Section 4.1 Equity Purchase Rights. The members of the Citigroup Affiliated Group shall have the equity purchase rights set forth in this Section 4.1 (the “Equity Purchase Rights”), so long as the exercise of such Equity Purchase Rights is necessary in order to permit the members of the Citigroup Affiliated Group to continue to account for their investment in Primerica using the equity method of accounting; provided, that the members of the Citigroup Affiliated Group shall not be entitled to Equity Purchase Rights to the extent that the principal national securities exchange in the United States on which the Common Stock is listed, if any, prohibits or limits the granting by Primerica of such Equity Purchase Rights.

As soon as practicable after determining to issue Equity Purchase Shares, but in any event at least five Business Days prior to the issuance of Equity Purchase Shares to any Person, other than to a member of the Citigroup Affiliated Group (and other than Equity Purchase Shares issued (i) under dividend reinvestment plans which offer Voting Stock to security holders at a discount from Average Market Price (as defined below) no greater than is then customary for public corporations, (ii) pursuant to the Transactions, (iii) in mergers, acquisitions and exchange offers, (iv) pursuant to its equity incentive plans, (v) in connection with third party transactions otherwise permitted by the Primerica Charter to be consummated without the prior written consent of Citigroup or (vi) pursuant to any provision of the Securities Purchase Agreement), Primerica shall notify Citigroup in writing of such proposed sale (which notice shall specify, to the extent practicable, the purchase price for, and terms and conditions of, such Equity Purchase Shares) and shall offer to sell to Citigroup (which offer may be assigned by Citigroup to another member of the Citigroup Affiliated Group) at the purchase price (net of any underwriting discounts or commissions), if any, to be paid by the transferee(s) of such Equity Purchase Shares an amount of Equity Purchase Shares determined as provided below. Immediately after the amount of Equity Purchase Shares to be sold to other Persons is known to Primerica, it shall notify Citigroup (or such assignee) of such amount. If such offer is accepted in writing within five Business Days after the notice of such proposed sale (or such longer period as is necessary for the members of the Citigroup Affiliated Group to obtain regulatory approvals), Primerica shall sell to such member of the Citigroup Affiliated Group an amount of Equity Purchase Shares equal to the minimum amount reasonably determined by such member of the Citigroup Affiliated Group as is necessary to maintain equity method accounting for the Citigroup Affiliated Group. If Primerica determines in good faith that, in light of the advice of an investment banking firm advising it or of its other financial advisors, it must consummate the issuance and sale of the Equity Purchase Shares prior to the members of the Citigroup Affiliated Group having obtained the necessary regulatory approvals, Primerica shall notify Citigroup in writing of such determination and shall then be free so to consummate such issuance and sale without the members of the Citigroup Affiliated Group having the right then to purchase the number of such Equity Purchase Shares reasonably determined by such member of the Citigroup Affiliated Group as is necessary to maintain equity method accounting for the Citigroup Affiliated Group; provided, however, that in such event the members of the Citigroup Affiliated Group shall have the right to purchase from Primerica, within 60 Business Days (or such longer period (up to two years) as is necessary for the members of the Citigroup Affiliated Group to obtain regulatory approvals) Voting Stock in an amount equal to the amount of Voting Stock it would have received had it been able to purchase (and, in the case of Equity Purchase Shares other than Voting Stock, securities exercisable or exchangeable for or convertible into Voting Stock) the Equity Purchase Shares offered to it pursuant to this Section 4.1, at a per share purchase price equal to the Average Market Price per share of Voting Stock and, if there is no Average Market Price, the Fair Market Value per share of Voting Stock, in each case, at the time of such purchase by the members of the Citigroup Affiliated Group.

The purchase and sale of any Equity Purchase Shares pursuant to this Section 4.1 shall take place at 9:00 a.m. on the latest of (i) the fifth Business Day following the acceptance of such offer, (ii) the Business Day on which such Equity Purchase Shares are issued to Persons other than the members of the Citigroup Affiliated Group and (iii) the fifth Business Day following the expiration of any required governmental or other regulatory waiting periods or the obtaining of any required governmental or other regulatory consents or approvals, at the offices of Citigroup indicated in Section 9.1 hereof, or at such other time and place in New York City as Citigroup and Primerica shall agree. At the time of purchase, Primerica shall deliver to Citigroup (or such assignee) certificates (or, in the event that Primerica issues securities to a third party in an uncertificated form, other evidence of ownership) registered in the name of the appropriate members of the Citigroup Affiliated Group representing the shares purchased and the members of the Citigroup Affiliated Group shall transfer to Primerica the purchase price in United States dollars by bank check or wire transfer of immediately available funds, as specified by Primerica, to an account designated by Primerica not less than five Business Days prior to the date of purchase. Primerica and the members of the Citigroup Affiliated Group will use their best efforts to comply as soon as practicable with all federal and state laws and regulations and stock exchange listing requirements applicable to any purchase and sale of securities under this Section 4.1.

As used herein, “Average Market Price” of any security on any date means the average of the daily closing prices for the 10 consecutive trading days selected by Primerica commencing not less than 20 trading days nor more than 30 trading days before the day in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such security is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq Stock Market, or, if such security is not listed or admitted to trading on any national securities exchange or quoted on such stock market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by Primerica for that purpose. For the purpose of this definition, the term “trading day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on such exchange or in such market.

ARTICLE V

FINANCIAL AND OTHER INFORMATION

Section 5.1 Five Percent Threshold. Primerica agrees that after the Second Trigger Date and until the Third Trigger Date, Primerica shall:

(a) furnish to Citigroup as soon as publicly available, copies of all financial statements, reports, notices and proxy statements sent by Primerica in a general mailing to all its stockholders, of all annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and of all final prospectuses filed pursuant to Rule 424 under the Securities Act; and

(b) at Citigroup’s expense, permit Citigroup or any member of the Citigroup Affiliated Group to visit and inspect any of the properties, corporate books, and financial and other records of Primerica and its Subsidiaries, and to discuss the affairs, finances and accounts of any such entities with the appropriate personnel of such entities and the Primerica Auditors (as defined below), in each case, at reasonable times and during normal business hours as often as Citigroup or any member of the Citigroup Affiliated Group may reasonably request.

Section 5.2 Twenty Percent Threshold. Primerica agrees that after the First Trigger Date and until the Second Trigger Date, or during any period in which any member of the Citigroup Affiliated Group is required to account for its investment in Primerica under the equity method of accounting (determined in accordance with GAAP consistently applied after consultation with the Citigroup Auditors):

(a) Public Information and SEC Reports. Primerica and each of its Subsidiaries which files information with the SEC shall deliver to Citigroup (to the attention of Michael Zuckert, Deputy General Counsel and Managing Director, and Reza Shah, Head of Citi Reinsurance and Monitoring (or their successors)) in final form, all reports, notices and proxy and information statements to be sent or made available by Primerica or any of its Subsidiaries to their security holders and all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Exchange Act (including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and Annual Reports to Shareholders), and all registration statements and prospectuses to be filed by Primerica or any of its Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, “Primerica Public Documents”). Primerica shall also deliver to Citigroup, in final form, copies of all press releases and other statements made available by Primerica or any of its Subsidiaries to the public, including information concerning material developments in the business, properties, results of operations, financial condition or prospects of Primerica or any of its Subsidiaries. No report, registration, information or proxy statement, prospectus or other document which refers, or contains information with respect, to any member of the Citigroup Affiliated Group shall be filed with the SEC or otherwise made public by Primerica or any of its Subsidiaries without the prior written consent of Citigroup with respect to those portions of such document which contain information with respect to any member of the Citigroup Affiliated Group, except as may be required by law, rule or regulation (in such cases, Primerica shall use its best efforts to notify the relevant member of the Citigroup Affiliated Group and obtain such member’s prior written consent before making such filing with the SEC or otherwise making any such information public).

(b) Access. Primerica shall, at Citigroup’s expense, permit Citigroup or any member of the Citigroup Affiliated Group to visit and inspect any of the properties, corporate books, and financial and other records of Primerica and its Subsidiaries, and to discuss the affairs, finances and accounts of any such entities with the appropriate personnel of such entities and the Primerica Auditors (as defined below), in each case, at reasonable times and during normal business hours as often as Citigroup or any member of the Citigroup Affiliated Group may reasonably request.

(c) Other Financial Information. Primerica shall provide to Citigroup or any member of the Citigroup Affiliated Group upon Citigroup’s or such member’s request, in a format prescribed by Primerica, such other financial information and analyses as Citigroup may reasonably request on behalf of any member of the Citigroup Affiliated Group in order to analyze the financial statements and condition of Primerica and its Subsidiaries. As soon as practicable and, in any event, within 20 days after the end of each month, Primerica shall provide to Citigroup the unaudited consolidated statement of operations of Primerica and its Subsidiaries for the prior month, to the extent that such consolidated statement of operations are prepared for Primerica’s internal use.

(d) Maintenance of Books and Records. Primerica shall, and shall cause each of its consolidated Subsidiaries to comply with Section 13(b)(2)(b) of the Exchange Act. Primerica shall, and shall cause each of its consolidated Subsidiaries to, use good faith efforts to ensure that their internal controls over financial reporting are effective and use good faith efforts to ensure that there are no material weaknesses in their internal controls over financial reporting. Primerica shall, and shall cause each of its consolidated Subsidiaries, to establish and maintain “disclosure controls and procedures” (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) (a) required in order for the co-Chief Executive Officers and Chief Financial Officer of Primerica to engage in the review and evaluation process mandated by Section 302 of the Sarbanes–Oxley Act of 2002 and (b) that are reasonably designed to ensure that information required to be disclosed by Primerica in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Primerica’s management as appropriate to allow timely decisions regarding required disclosure.

(e) Budgets and Projections. Primerica shall, as promptly as practicable, deliver to Citigroup copies of annual budgets and financial projections, in a format prescribed by Primerica, relating to Primerica or any of its Subsidiaries, and shall provide Citigroup an opportunity to meet with management of Primerica to discuss such budgets and projections at Citigroup’s expense.

Section 5.3 Fifty Percent Threshold. Primerica agrees that until the First Trigger Date (or during any period in which, notwithstanding the percentage of voting stock of Primerica owned, any member of the Citigroup Affiliated Group is required, in accordance with GAAP, to consolidate Primerica’s financial statements with its financial statements):

(a) Fiscal Year. Primerica shall, and shall cause each of its consolidated Subsidiaries to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year; provided that, if on the date hereof any consolidated Subsidiary of Primerica has a fiscal year which ends on a date other than December 31, Primerica shall use its good faith efforts to cause such Subsidiary to change its fiscal year to one which ends on December 31 if such change is reasonably practical.

(b) Maintenance of Books and Records. Primerica shall, and shall cause each of its consolidated Subsidiaries to comply with Section 13(b)(2) of the Exchange Act. Primerica shall, and shall cause each of its consolidated Subsidiaries to, use good faith efforts to ensure that their internal controls over financial reporting are effective and use good faith efforts to ensure that there are no material weaknesses in their internal controls over financial reporting. Primerica shall, and shall cause each of its consolidated Subsidiaries, to establish and maintain “disclosure controls and procedures” (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) (a) required in order for the co-Chief Executive Officers and Chief Financial Officer of Primerica to engage in the review and evaluation process mandated by Section 302 of the Sarbanes–Oxley Act of 2002 and (b) that are reasonably designed to ensure that information required to be disclosed by Primerica in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Primerica’s management as appropriate to allow timely decisions regarding required disclosure.

(c) Summary Monthly Financial Information. As soon as practicable, and within five Business Days after the end of each month in each fiscal year of Primerica, Primerica shall deliver to Citigroup a summary of consolidated net income (loss) and consolidated pre-tax income (loss) for Primerica and its Subsidiaries for such month and the year-to-date period.

(d) Detailed Monthly Financial Information. As soon as practicable, and within fifteen Business Days after the end of each month in each fiscal year of Primerica, Primerica shall deliver to Citigroup information that is substantially consistent with that presently provided in the “Controllables Package.”

(e) Unaudited Quarterly Financial Statements. As soon as practicable, but in any event, not later than 5 days prior to the date on which Citigroup is required to file its quarterly reports on Form 10-Q for the first three fiscal quarters in each fiscal year of Citigroup, Primerica shall deliver to Citigroup drafts of (i) the consolidated financial statements of Primerica and its Subsidiaries (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Primerica the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and (ii) a discussion and analysis by management of Primerica’s and its Subsidiaries’ financial condition and results of operations for such fiscal period, including an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K. The information set forth in clauses (i) and (ii) above is herein referred to as the “Quarterly Financial Statements.” Primerica shall deliver to Citigroup all revisions to such drafts as soon as any such revisions are prepared or made. Primerica shall deliver to Citigroup the final form of the Quarterly Financial Statements certified by the chief financial officer of Primerica as presenting fairly, in all material respects, the financial condition and results of operations of Primerica and its consolidated Subsidiaries, pursuant to Section 5.3(h).

(f) Audited Annual Financial Information. As soon as is practicable, but in any event, not later than 10 days prior to the date on which Citigroup is required to file its annual report on Form 10-K, Primerica shall deliver to Citigroup (i) drafts of (a) the consolidated financial statements of Primerica (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and (b) a discussion and analysis by management of Primerica’s consolidated financial condition and results of operations for such year, including an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K and (ii) a draft of a discussion and analysis of Primerica’s consolidated financial condition and results of operations for such year, including an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K,. The information set forth in (i) and (ii) above is herein referred to as the “Annual Financial Statements.” Primerica shall deliver to Citigroup all material revisions to such drafts as soon as any such material revisions are prepared or made. Primerica shall deliver to Citigroup, in final form, the Annual Financial Statements accompanied by an opinion thereon by Primerica’s independent certified public accountants, pursuant to Section 5.3(h).

(g) General Financial Statement Requirements. All financial information required by Citigroup’s monthly close, provided by Primerica or any of its Subsidiaries to Citigroup, shall be consistent in terms of timing, format and detail and otherwise with the procedures and practices in effect on the date hereof with respect to the provision of such financial and other information by Primerica and its Subsidiaries to Citigroup (and where appropriate, as presently presented in financial and other reports delivered to the Board of Directors of Citigroup), with such changes therein as may be reasonably requested by Citigroup from time to time, unless changes in such procedures or practices are required in order to comply with the rules and regulations of the SEC, as applicable.

(h) Public Information and SEC Reports. Primerica and each of its Subsidiaries which files information with the SEC shall deliver to Citigroup (to the attention of Michael Zuckert, Deputy General Counsel and Managing Director, and Reza Shah, Head of Citi Reinsurance and Monitoring (or their successors)) as soon as the same are substantially final, drafts of all reports, notices and proxy and information statements to be sent or made available by Primerica or any of its Subsidiaries to their security holders and all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Exchange Act (including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and Annual Reports to Shareholders), and all registration statements and prospectuses to be filed by Primerica or any of its Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, “Primerica Public Documents”), but in no event later than two Business Days in the case of any current report on Form 8-K, five Business Days in the case of any annual report on Form 10-K or quarterly report on Form 10-Q or 10 Business Days in the case of any other such filing, prior to the filing thereof with the SEC, and, no later than the date the same are printed, filed or publicly disseminated, whichever is earliest, final copies of all Primerica Public Documents. Prior to issuance, Primerica shall deliver to Citigroup copies of all press releases and other statements containing financial information to be made available by Primerica or any of its Subsidiaries to the public, including information concerning material developments in the business, properties, results of operations, financial condition or prospects of Primerica or any of its Subsidiaries. No report, registration, information or proxy statement, prospectus or other document which refers, or contains information with respect, to any member of the Citigroup Affiliated Group shall be filed with the SEC or otherwise made public by Primerica or any of its Subsidiaries without the prior written consent of Citigroup with respect to those portions of such document which contain information with respect to any member of the Citigroup Affiliated Group, except as may be required by law, rule or regulation (in such cases, Primerica shall use its best efforts to notify the relevant member of the Citigroup Affiliated Group and obtain such member’s prior written consent before making such filing with the SEC or otherwise making any such information public).

(i) Budgets and Projections. Primerica shall deliver to Citigroup copies of annual and other budgets and financial projections (consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof) relating to Primerica or any of its Subsidiaries and shall provide Citigroup an opportunity to meet with management of Primerica to discuss such budgets and projections.

(j) Other Financial Information. With reasonable promptness, Primerica shall deliver to Citigroup such additional financial and other information and data with respect to Primerica and its Subsidiaries and their business, properties, financial position, results of operations and prospects as from time to time may be reasonably requested by Citigroup.

(k) Earnings Releases. Citigroup agrees that, unless required by law, rule or regulation or unless Primerica shall have consented thereto in writing, no member of the Citigroup Affiliated Group will publicly release any quarterly, annual or other financial information of Primerica or any of its Subsidiaries (“Primerica Information”) delivered to Citigroup pursuant to this Section 5.3 prior to the time that Citigroup publicly releases financial information of Citigroup for the relevant period. If any member of the Citigroup Affiliated Group is required by law to publicly release such Primerica Information prior to the public release of Citigroup’s financial information, Citigroup will give Primerica notice of such release of Primerica Information as soon as practicable, but no later than two days prior to such release of Primerica Information.

(l) Quarterly and Annual Statements Furnished to State Insurance Regulatory Authorities. Primerica shall deliver, in final form, Quarterly or Annual Statements filed by Primerica or any Subsidiary of Primerica with any and all state insurance regulatory authorities in each jurisdiction in which such reports are required to be filed.

(m) Primerica Selection of Auditor. Subject to the requirements of all applicable laws, rules, regulations and stock exchange listing standards, (i) if Primerica is to submit to a vote of its stockholders the election, approval or ratification of the selection of its firm of independent certified public accountants pursuant to Schedule 14A under the Exchange Act, Primerica shall so submit to such a vote such accounting firm as is designated by Citigroup, and (ii) if Primerica does not so submit a firm of accountants to such a vote, Primerica shall cause its independent certified public accountants to be such accounting firm as is designated, from time to time, by Citigroup.

(n) Coordination of Auditors’ Opinions. Primerica will use good faith efforts to enable its independent certified public accountants (the “Primerica Auditors”) to complete their audit such that they will date their opinion on Primerica’s Annual Financial Statements on the same date that Citigroup’s independent certified public accountants (the “Citigroup Auditors”) date their opinion on Citigroup’s audited annual financial statements and its Annual Reports to Shareholders (collectively the “Citigroup Annual Statements”), and to enable Citigroup to meet its timetable for the printing, filing and public dissemination of the Citigroup Annual Statements.

(o) Cooperation. Each of Citigroup and Primerica will provide to the other party on a timely basis all information that such other party (including any member of the Citigroup Affiliated Group or any Subsidiary of Primerica) reasonably requires to meet its schedule for the printing, filing and public dissemination of its public filings. In this respect, Citigroup or Primerica, as the case may be, will provide all required financial information with respect to it and its consolidated subsidiaries to the other party’s auditors and management in a sufficient and reasonable time and in sufficient detail to permit such auditors to take all steps and perform all review necessary to provide sufficient assistance to such auditors with respect to information to be included or contained in the Public Filings, such assistance to such auditors to be in conformity with current and past practices.

(p) Access to Personnel and Working Papers. Primerica will authorize the Primerica Auditors to make available to the Citigroup Auditors, at Citigroup’s expense, both the personnel who performed or are performing the annual audit of Primerica and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of Primerica, in all cases within a reasonable time after the Primerica Auditors’ opinion date, so that the Citigroup Auditors are able to perform the procedures they consider necessary or appropriate to take responsibility for the work of the Primerica Auditors as it relates to the Citigroup Auditors’ report on the Citigroup Annual Statements, all within sufficient time to enable Citigroup to meet its timetable for the printing, filing and public dissemination of the Citigroup Annual Statements.

(q) Internal Auditors. Primerica shall provide Citigroup’s internal auditors or other representatives of Citigroup access to Primerica’s and its Subsidiaries’ books and records so that Citigroup may conduct reasonable audits relating to the financial statements provided by Primerica pursuant to Sections 5.3(c)-(h) hereof, inclusive, as well as to the internal accounting controls and operations of Primerica and its Subsidiaries.

(r) Accounting Estimates and Principles. Primerica will give Citigroup reasonable notice of any proposed significant change in accounting estimates or material changes in accounting principles from those in effect on the date hereof, excluding changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants, that could affect both Primerica or Citigroup. In this connection, Primerica will consult with Citigroup and, if requested by Citigroup, Primerica will consult with its independent public accountants with respect thereto. As to material changes in accounting principles which could affect Primerica or Citigroup, Primerica will not make any such changes without Citigroup’s prior written consent, excluding changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants, if such a change would be sufficiently material to be required to be disclosed in Primerica’s financial statements as filed with the SEC or otherwise publicly disclosed therein.

(s) Management Certification. Primerica’s chief financial or accounting officer shall submit a quarterly representation in the form prescribed by Citigroup attesting to the accuracy and completeness of the financial and accounting records referred to therein in all material respects. In addition, Primerica’s chief financial or accounting officer shall submit a quarterly representation in the form prescribed by Citigroup attesting to the design and operation of its internal controls over financial reporting.

(t) Accountants’ Reports and Letters. Promptly, but in no event later than five Business Days following receipt thereof, Primerica shall deliver to Citigroup copies of all reports and letters submitted to Primerica or any of its Subsidiaries by their independent certified public accountants, including each report or letter submitted to Primerica or any of its Subsidiaries concerning its accounting practices and systems or internal controls and any comment letter submitted to management in connection with their annual audit and all responses by management to such reports and letters.

Section 5.4 Attorney Client Privilege. The provision of any information pursuant to this Article V shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege (a “Privilege”). Neither Primerica nor its Subsidiaries will be required to provide any information pursuant to Sections 5.1 through and including Section 5.3 hereof if the provision of such information would serve as a waiver of any Privilege afforded such information.

ARTICLE VI

INDEMNIFICATION

Section 6.1 General Cross Indemnification.

(a) Subject to the terms of the Related Agreements, Citigroup agrees to indemnify and hold harmless Primerica and its Subsidiaries and each of the officers, directors, employees and agents of Primerica and its Subsidiaries against any and all costs and expenses arising out of claims (including attorneys’ fees, interest, penalties and costs of investigation or preparation for defense), judgments, fines, losses, claims, damages, liabilities, demands, assessments and amounts paid in settlement (collectively, “Losses”), in each case, based on, arising out of, resulting from or in connection with any third party claim, action, cause of action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or other (collectively, “Actions”), based on, arising out of, pertaining to or in connection with (i) any breach by Citigroup of this Agreement or any other agreement between Primerica and its Subsidiaries, on the one hand, and any member of the Citigroup Affiliated Group, on the other hand, (ii) the ownership or the operation of the assets or properties (other than capital stock of Primerica and its Subsidiaries), and the operation or conduct of the business of, including contracts entered into by, the members of the Citigroup Affiliated Group, whether before, on or after the date hereof (all determinations hereunder to be made after giving effect to the Reorganization), (iii) any claim that the Citi Marks licensed to and used by Primerica and the Designated Primerica Sublicensees within the scope of the Citi License infringe upon a third party’s intellectual property rights, (iv) any activity, action or inaction on the part of any member of the Citigroup Affiliated Group or any of their officers, directors, employees, Affiliates acting as such (other than Primerica or any of its Subsidiaries acting as such), fiduciaries or agents, other than any activity, action or inaction for which Primerica is obligated to indemnify and hold harmless the members of the Citigroup Affiliated Group and the officers, directors, employees and agents of the members of the Citigroup Affiliated Group pursuant to clause (iii) of Section 6.1(b), (v) Primerica’s use of the software set forth on Schedule 6.1(a) in Primerica’s business prior to the First Trigger Date, solely to the extent that such use (A) was made pursuant to an agreement entered into by a member of the Citigroup Affiliated Group, (B) required by any member of the Citigroup Affiliated Group, (C) was in accordance with the applicable Citigroup Affiliated Group agreement and all then-current Citigroup Affiliated Group policies and procedures, requirements, restrictions, directions or instructions and (D) did not involve any modification or customization of applicable software that was not approved in advance by Citigroup or (vi) any third party claim by an employee or former employee of Primerica or any of its Subsidiaries with respect to actions taken by Primerica prior to the First Trigger Date to the extent such actions are required by the employment policies of the Citigroup Affiliated Group.

(b) Subject to the terms of the Related Agreements, Primerica agrees to indemnify and hold harmless each member of the Citigroup Affiliated Group and each of the officers, directors, employees and agents of each member of the Citigroup Affiliated Group against any and all Losses, in each case, based on, arising out of, resulting from or in connection with any Actions, based on, arising out of, pertaining to or in connection with (i) any activity, action or inaction on the part of Primerica or any of its Subsidiaries or any of their officers, directors, employees, Affiliates acting as such (other than a member of the Citigroup Affiliated Group acting as such), fiduciaries or agents, other than any activity, action or inaction for which Citigroup is obligated to indemnify and hold harmless Primerica and its Subsidiaries and the officers, directors, employees and agents of Primerica and its Subsidiaries pursuant to clause (ii) of Section 6.1(a), (ii) any breach by Primerica of this Agreement or by Primerica or any of its Subsidiaries of any other agreement between Primerica or any of its Subsidiaries, on the one hand, and any member of the Citigroup Affiliated Group, on the other hand, (iii) the ownership or the operation of the assets or properties, and the operation or conduct of the business of, including contracts entered into by, Primerica and its Subsidiaries, whether before, on or after the date hereof (all determinations hereunder to be made after giving effect to the Reorganization), (iv) any claim that the Primerica Marks licensed to and used by Citigroup and the Designated Citigroup Sublicensees within the scope of the Primerica License infringe upon a third party’s intellectual property rights, (v) any Keepwell, (vi) any communication, whether oral or written, by Primerica to any employee of Primerica with respect to the subject matter set forth in Section 7.5 of this Agreement (other than any communication from, or made at the written request of, any member of the Citigroup Affiliated Group) or (vii) any claim by any employee or former employee of Primerica or any of its Subsidiaries or Independent Contractor Representative or former Independent Contractor Representative relating to the conversion of outstanding Citigroup equity compensation awards pursuant to Section 7.5(b) of this Agreement. Notwithstanding anything in this Agreement to the contrary, Primerica shall have no indemnification obligations to any member of the Citigroup Affiliated Group under this Section 6.1(b) in connection with any Action brought solely by any Investor Indemnitee (as defined in the Securities Purchase Agreement) against Citigroup or CIHC under the Securities Purchase Agreement.

(c) The indemnity agreement contained in Sections 6.1(a) and (b) shall be applicable whether or not any Action or the facts or transactions giving rise to such Action arose prior to, on or subsequent to the date hereof.

Section 6.2 Procedure. If any Action shall be brought against any Person entitled to indemnification pursuant to this Article VI (each such Person, an “Indemnitee”) in respect of which indemnity may be sought against Citigroup or Primerica (in each case, an “Indemnifying Party”), such Indemnitee shall promptly notify the Indemnifying Party, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. Such Indemnitee shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the Indemnifying Party has agreed in writing to pay such fees and expenses, (ii) the Indemnifying Party has failed to assume the defense and employ counsel, or (iii) the named parties to an Action (including any impleaded parties) include both the Indemnitee and the Indemnifying Party and such Indemnitee shall have been advised by its counsel that representation of such Indemnitee and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case the Indemnifying Party shall not have the right to assume the defense of such Action on behalf of such Indemnitee). It is understood, however, that the Indemnifying Party shall, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified persons not having actual or potential differing interests among themselves, and that all such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any such Action effected without its prior written consent, but if settled with such prior written consent, or if there be a final judgment for the plaintiff in any such

Action, the Indemnifying Party agrees to indemnify and hold harmless each Indemnitee, to the extent provided in this Article VI, from and against any Losses by reason of such settlement or judgment. Notwithstanding anything to the contrary in this Section 6.2, but subject to the last sentence of this Section 6.2, within the 30-day period after which an Indemnitee shall have notified an Indemnifying Party of an Action for which it is entitled to indemnification from the Indemnifying Party, such Indemnitee shall have the right to take over the defense of such Action which such Indemnifying Party shall have undertaken to defend; provided that in the event that such Indemnitee exercises its right to take over the defense of such Action, then the Indemnitee irrevocably and unconditionally waives any right to indemnification by the Indemnifying Party with respect to such Action; provided, further that the Indemnitee unconditionally releases the Indemnifying Party from all liabilities that are the subject matter of such Action as part of any settlement of such Action. Notwithstanding anything to the contrary in this Section 6.2, no Indemnitee shall have any right to participate in or take over the defense of any Action subject to indemnification pursuant to Section 6.1(a)(iii) or Section 6.1(b)(iv) hereof.

Section 6.3 Other Matters.

(a) No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Action.

(b) Any Losses for which an indemnified party is entitled to indemnification or contribution under this Article VI shall be paid by the indemnifying party to the indemnified party as such Losses are incurred. The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of any (i) investigation made by or on behalf of any Indemnitee, Primerica, its directors or officers, or any person controlling Primerica, and (ii) termination of this Agreement.

(c) Citigroup shall (and shall cause each other member of the Citigroup Affiliated Group to), on the one hand, and Primerica shall (and shall cause each of its Subsidiaries to), on the other hand, cooperate with each other in a reasonable manner with respect to access to unprivileged information and similar matters in connection with any Action. The provisions of this Article VI are for the benefit of, and are intended to create third party beneficiary rights in favor of, each of the indemnified parties referred to herein.

(d) Nothing in this Article VI shall alter or mitigate any of the rights of any of the directors or officers of Citigroup or Primerica or any other indemnified party to indemnification under the certificate of incorporation or bylaws of Primerica, Citigroup or any of their respective Affiliates, or under any agreement.

Section 6.4 Exclusivity of Tax Separation Agreement. Notwithstanding anything herein to the contrary, this Article VI shall not apply to Tax (as defined in the Tax Separation Agreement) matters, which shall be governed exclusively by the Tax Separation Agreement.

Section 6.5 Registration Statement Indemnification.

(a) Primerica agrees to indemnify and hold harmless each member of the Citigroup Affiliated Group and each person, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Registration Indemnitees”) from and against any and all Losses based on, arising out of, resulting from or in connection with any Action based on, arising out of, pertaining to or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus, or based on, arising out of, pertaining to or in connection with any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Losses are based on, arise out of, pertain to or are in connection with any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with (i) information relating to a Registration Indemnitee furnished in writing to Primerica by or on behalf of such Registration Indemnitee expressly for use in the Registration Statement or Prospectus (all of which information is set forth on Schedule I hereto), and (ii) information relating to any underwriter furnished in writing to Primerica or any of its Subsidiaries by or on behalf of such underwriter expressly for use in the Registration Statement or Prospectus. Notwithstanding anything in this Agreement to the contrary, Primerica shall have no indemnification or contribution obligations to any member of the Citigroup Affiliated Group under this Section 6.5 and Section 6.6 of this Agreement in connection with any Action brought solely by any Investor Indemnitee against Citigroup or CIHC under the Securities Purchase Agreement.

(b) Each Registration Indemnitee agrees, severally and not jointly, to indemnify and hold harmless Primerica and its Subsidiaries and any of their respective directors or officers who sign any Registration Statement, and any person who controls Primerica within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from Primerica to each Registration Indemnitee, but only with respect to information relating to such Registration Indemnitee furnished in writing to Primerica by or on behalf of such Registration Indemnitee expressly for use in the Registration Statement or Prospectus (all of which information is set forth on Schedule I hereto). For purposes of this Section 6.5(b), any information relating to any underwriter that is contained in a Registration Statement or Prospectus shall not be deemed to be information relating to a Registration Indemnitee. If any Action shall be brought against Primerica, any of its directors, any such officer, or any such controlling person based on any Registration Statement or Prospectus and in respect of which indemnity may be sought against a Registration Indemnitee pursuant to this Section 6.5(b), such Registration Indemnitee shall have the rights and duties given to Primerica by Section 6.2 hereof (except that if Primerica shall have assumed the defense thereof such Registration Indemnitee shall not be required to do so, but may employ separate counsel therefor and participate in the defense thereof, but the fees and expenses of such counsel shall be at such Registration Indemnitee’s expense), and Primerica, its directors, any such officer and any such controlling person shall have the rights and duties given to such Registration Indemnitee by Section 6.2 hereof.

Section 6.6 Contribution.

(a) If the indemnification provided for in this Article VI is unavailable to an indemnified party under Section 6.5 hereof in respect of any Losses referred to therein, then an indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by Primerica, on the one hand, and the applicable Registration Indemnitee, on the other hand, from the offering of the securities covered by such Registration Statement and Prospectus, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Primerica, on the one hand, and the applicable Registration Indemnitee, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits received by Primerica, on the one hand, and a Registration Indemnitee, on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the applicable securities offering (before deducting expenses) received by Primerica bear to the total net proceeds from such offering (before deducting expenses) received by such Registration Indemnitee. The relative fault of Primerica, on the one hand, and the applicable Registration Indemnitee, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Primerica, on the one hand, or by such Registration Indemnitee, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) Primerica and each Registration Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 6.6 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6.6(a) above. The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 6.6(a) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating any claim or defending any such Action. Notwithstanding the provisions of this Section 6.6, a Registration Indemnitee shall not be required to contribute any amount in excess of the amount by which the proceeds to such Registration Indemnitee exceeds the amount of any damages which such Registration Indemnitee has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE VII

OTHER PROVISIONS

Section 7.1 Keepwell Release and Payments.

(a) On or prior to the date hereof or as soon as practicable hereafter, except as contemplated by the Reinsurance Agreements, Primerica shall (with the reasonable cooperation of the applicable member of the Citigroup Affiliated Group) use its commercially reasonable efforts to have any member of the Citigroup Affiliated Group released as guarantor of, or obligor for, any Keepwell.

(b) To the extent required to obtain a release from a Keepwell of any member of the Citigroup Affiliated Group, Primerica shall execute a guaranty agreement in the form of the existing guaranty.

(c) Primerica shall indemnify and hold harmless the applicable member of the Citigroup Affiliated Group for any Loss arising from or relating to any Keepwell (in accordance with the provisions of Article VI) and Primerica, shall or shall cause one of its Subsidiaries, as agent or subcontractor for such member, to, pay, perform and discharge fully all the obligations or other liabilities of such member thereunder.

Section 7.2 Software.

(a) Grant of License from Citigroup to Primerica. Citigroup hereby grants, or Citigroup shall cause the applicable member of the Citigroup Affiliated Group to hereby grant, Primerica a non-exclusive, perpetual, irrevocable (subject to the termination rights specified below), sublicensable to any Subsidiary of Primerica, royalty-free, unlimited license to use for Primerica’s own internal business purposes the Citigroup Proprietary Software. Citigroup and Primerica hereby acknowledge and agree that (i) Schedule 7.2(a) shall specify the process by which copies of the listed software will be copied, as well as the process for, and timing of, the transfer of such copy of the listed software from Citigroup and/or the applicable other members of the Citigroup Affiliated Group to Primerica or its applicable Subsidiaries, and (ii) the incremental costs associated with the creation or transfer of any such copies shall accrue to Primerica or its applicable Subsidiaries. The software licensed to Primerica pursuant to this Section 7.2(a) shall be kept confidential by Primerica and its Subsidiaries pursuant to Section 9.8. Citigroup and Primerica further acknowledge and agree that THE CITIGROUP PROPRIETARY SOFTWARE LICENSED PURSUANT TO THIS SECTION 7.2(A) IS BEING PROVIDED “AS IS.” CITIGROUP SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE), REGARDING THE CITIGROUP PROPRIETARY SOFTWARE. Except as expressly set forth in the Transition Services Agreement, neither Citigroup nor any member of the Citigroup Affiliated Group shall have any support or maintenance obligations with respect to the Citigroup Proprietary Software licensed pursuant to this Section 7.2(a). Notwithstanding anything herein to the contrary, the foregoing license shall automatically terminate (x) with respect to any Subsidiary of Primerica at such time as it ceases to be a Subsidiary of Primerica and (y) at such time as a majority of the Voting Stock of Primerica is owned by any Citigroup Competitor. The license granted under this Section 7.2(a) will include both the source code and object code of the licensed software.

(b) Domain Names, Hardware and Third Party Software. Citigroup shall, and shall cause any other applicable members of the Citigroup Affiliated Group to, assign to Primerica or its Subsidiaries (i) the third-party computer software licenses, the domain names and the hardware set forth on Schedule 7.2(b) and (ii) any other third party computer software licenses, domain names and hardware, in each case, that is (x) owned by a member of the Citigroup Affiliated Group, (y) used or held for use exclusively in connection with the Primerica Business and (z) identified in writing to Citigroup by Primerica within six (6) months after the completion of the Initial Public Offering; provided, that (A) no member of the Citigroup Affiliated Group shall have any obligation to assign to Primerica or its Subsidiaries any domain name incorporating any trademark owned by any member of the Citigroup Affiliated Group (after giving effect to the Exchange Agreement), (B) all arrangements for the assignment of software licenses shall be subject to consent of the applicable licensor and the terms of the applicable license agreement, and (C) the foregoing shall not require Citigroup to assign any license agreements used by any member of the Citigroup Affiliated Group. All out-of-pocket third party costs associated with any assignments made pursuant to this Section 7.2(b) shall accrue to and be paid by Primerica. If Primerica or any of the Designated Primerica Sublicensees has, prior to the completion of the Initial Public Offering, registered, either directly or through the Citigroup Affiliated Group, any domain name incorporating a mark owned by any member of the Citigroup Affiliated Group (after giving effect to the Exchange Agreement), Primerica shall, and shall cause the Designated Primerica Sublicensees to assign such domain name to Citigroup or one of its Subsidiaries, as soon as it or a Designated Primerica Sublicensee becomes aware of such domain name. The Citigroup Affiliated Group shall maintain the registration of any domain names incorporating both a mark owned by any member of the Citigroup Affiliated Group (after giving effect to the Exchange Agreement) and a mark owned by Primerica or any of the Designated Primerica Sublicensees, with an industry-recognized registry operator for at least three (3) years following the completion of the Initial Public Offering. Primerica shall, and shall cause the Designated Primerica Sublicensees to, cooperate with Citigroup at Citigroup’s request to effect all such assignments.

Section 7.3 Non-Competition.

(a) Except as otherwise contemplated by this Agreement, and subject to the following provisions of this Section 7.3, until the earlier of (x) the third anniversary of the date hereof and (y) the Second Trigger Date, Citigroup shall not, and shall cause the members of the Citigroup Affiliated Group not to, engage in the Distribution of term life insurance products (the “Products”) through Independent Contractor Representatives in the Region (the “Restricted Business”).

(b) Without in any way implying that such activities would otherwise have been restricted hereby, nothing in this Section 7.3 shall prevent or restrict Citigroup or any of its Affiliates from:

(i) Distributing Products other than through Independent Contractor Representatives in the Region;

(ii) underwriting, issuing, or administering any insurance, annuity, credit, financial or other products or funds;

(iii) conducting or engaging in any business activity of any kind that does not constitute part of the Restricted Business, including (A) lending, financing and other banking activities (including originating, purchasing, selling, brokering or securitizing any loans (including mortgage loans and consumer loans) or debt securities), (B) proprietary and third-party portfolio investment, asset management, cash and liquidity management, treasury and trade services, merchant banking and fund and fund services activities, (C) issuing, offering, trading or underwriting all wholesale financial or structured products (including retail products distributed through intermediaries), including, by way of example, any derivatives, commodities or securities trading or underwriting, securities services and brokerage activities, (D) all wholesale businesses, including, by way of example, advisory, investment banking, corporate brokerage and commercial banking and venture capital activities, (E) all real estate activities, (F) entering into arrangements with a view to or otherwise providing any services and/or products (including white labeling, outsourcings and other technology based solutions) to or via or in cooperation with banks (including retail banks and postal or giro banks), other companies or state entities, (G) the provision of private banking and wealth management products and services, (H) issuing and servicing cards, card products and card payment products, including through cobranding operations with retail vendors, card portfolio acquisitions or direct mail, as well as providing card acquiring services to merchants and sponsorship into card associations and (I) custodial, trust, agent or fiduciary services (in the case of clauses (A) through (I), the foregoing activities or services shall include activities or services on behalf, in respect or for the account, of any Person conducting or engaging in the Restricted Business);

(iv) insuring (whether by self-insurance, reinsurance, captive arrangements or otherwise) the risks of, and issuing bonds related to, the business and operations of Citigroup or any of its Affiliates;

(v) owning, acquiring or acquiring control of, in any manner, any Person or assets (a “Target Business”) that includes or include operations the conduct of which by any member of the Citigroup Affiliated Group would otherwise be deemed to be a Restricted Business (a “Competitive Business”) so long as in the case of a Target Business which (A) has financial statements prepared in accordance with GAAP, the net revenues (i.e., revenues disregarding benefits and changes in reserves, interest credited to customers and extraordinary items) derived by the Target Business from the Competitive Business, excluding realized gains, based on an average of the most recently completed three (3) fiscal years preceding such acquisition, constituted less than twenty five percent (25%) of such net revenues of the Target Business, or (B) does not have financial statements prepared in accordance with GAAP, the net revenues (or the applicable equivalent thereof) (disregarding benefits and changes in reserves, interest credited to customers and extraordinary items) derived by the Target Business from the Competitive Business, excluding realized gains, based on an average of the most recently completed three (3) fiscal years preceding such acquisition, constituted less than twenty five percent (25%) of such net revenues of the Target Business; it being hereby understood that in the case of a permitted acquisition of a Competitive Business in accordance with the foregoing clauses (A) or (B), Citigroup can distribute the Target Business’ products so acquired through any distribution channels;

(vi) owning, acquiring or holding at any time, directly or indirectly, less than ten percent (10%) of any class of stock or other equity securities of a Person engaged, directly or indirectly, in a Restricted Business;

(vii) conducting or engaging in any reinsurance business of any kind or nature, including the business contemplated by the Reinsurance Agreements;

(viii) engaging, or owning or controlling any Person that engages, in a Restricted Business after such time as Primerica or its Subsidiaries no longer are engaged in such Restricted Business to any significant extent;

(ix) Distributing insurance products to existing customers of members of the Citigroup Affiliated Group;

(x) continuing existing activities conducted by the members of the Citigroup Affiliated Group; or

(xi) engaging, or seeking to engage, in any commercial dealings with Primerica or any of its Affiliates on mutually agreeable terms.

(c) Nothing in this Section 7.3 shall apply to any Affiliate of Citigroup that is held as part of ordinary course merchant banking, acquisition or investment activities by an investment vehicle or fund in which any of Citigroup’s Affiliates (including Citigroup Venture Capital International, Citigroup Private Equity or Citigroup Alternative Investments) is an investor, investment adviser or manager or for which any of Citigroup’s Affiliates acts in any fiduciary capacity, or as part of ordinary course asset management activities of any pension or other benefit plan of Citigroup or any of its Affiliates.

(d) Each of the parties agrees that the covenants contained in this Section 7.3 are reasonable with respect to duration, geographical area and scope. If any provision of this Section 7.3 is found not to be enforceable in accordance with its terms because of the duration of such provision, the geographic area or the scope of activities covered thereby, the parties agree that the judge or other authority making such determination will have the power to reduce the duration, the geographic area or scope of such provision, and in its reduced form such provision shall be enforceable.

Section 7.4 Non-Solicitation; Non-Hire.

(a) For a period of two years following the completion of the Initial Public Offering, no member of the Citigroup Affiliated Group, on the one hand, or any of Primerica or any of its Subsidiaries, on the other hand, will, without the prior written consent of the other party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit or hire, or attempt to solicit or hire, any person employed by the other party whose aggregate annualized cash compensation for the prior calendar year exceeds $200,000, (the “Restricted Employees”); provided, that the foregoing will not (i) prevent either party from soliciting or hiring any such person after the termination of such employee’s employment by their respective employer unless specifically prohibited by such employee’s agreement, if any, with a member of the Citigroup Affiliated Group or Primerica and its Subsidiaries or (ii)

prohibit either party from placing public advertisements or conducting any other form of general solicitation which is not specifically targeted towards the Restricted Employees, so long as such Restricted Employee is not hired by such party conducting the general solicitation for employees.

(b) For a period of two years following the completion of the Initial Public Offering, no member of the Citigroup Affiliated Group shall intentionally engage in any targeted solicitation of Primerica’s Independent Contractor Representatives for any purpose.

(c) Following the completion of the Initial Public Offering, the parties hereby agree that in no event will any member of the Citigroup Affiliated Group intentionally use any Prime Re customer list or customer database existing as of the date hereof for purposes of marketing any products or services to such customers. With respect to Primerica customers of Citicorp Trust Bank, FSB (“CTB”) referred to CTB by a Primerica representative, any restrictions on solicitation of such customers shall be governed by that certain Loan Brokerage Agreement entered into by and between CTB and Primerica Financial Services Home Mortgages, Inc. (“PFSHMI”), dated as of March 10, 2010. Subject to the requirements of this Section 7.4(c), following the completion of the Initial Public Offering, if Primerica reasonably believes that any Primerica customer list or customer database is being used by a member of the Citigroup Affiliated Group for marketing purposes, Primerica will promptly notify Citigroup, and the parties will use good faith efforts to conduct an investigation and take corrective action, if appropriate.

Section 7.5 Employee Benefits.

(a) Citigroup shall allow Continuing Employees to participate in employee benefit plans maintained by the Citigroup Affiliated Group to the extent set forth in the Transition Services Agreement and in accordance with the provisions thereof. In addition, Citigroup shall allow all current and former employees of Primerica located in the United States who are receiving long-term disability benefits under the plans and policies of the Citigroup Affiliated Group as of the end of the period contemplated by the Transition Services Agreement (the “TSA Period”), and all employees of Primerica in the United States who are receiving short-term disability benefits under the plans and policies of the Citigroup Affiliated Group as of the end of the TSA Period who are ultimately approved for long-term disability benefits (in each case, whether the disability was incurred prior to, on, or following the completion of the Initial Public Offering), to continue to receive long-term disability benefits following the TSA Period in accordance with the terms of the plans and policies of the Citigroup Affiliated Group, and Primerica shall not be liable for the premium for Citigroup’s MetLife long-term disability plan or for the long-term disability benefit payments while employees are on an approved long-term disability other than as set forth in the Transition Services Agreement.

(b) The parties hereto agree that as of the date of the completion of the Initial Public Offering, (x) the outstanding Citigroup equity compensation awards as set forth on Schedule 7.5(b) shall be cancelled and (y) Primerica shall cause such awards to be replaced by awards under the Primerica, Inc. 2010 Omnibus Incentive Plan (the “Plan”), in each case, in accordance with the provisions set forth on Schedule 7.5(b).

(c) As soon as practicable following the completion of the Initial Public Offering, Primerica shall establish a qualified defined contribution savings plan (the “Primerica Savings Plan”) and a related trust intended to qualify under Section 401(a) and Section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for the benefit of the Continuing Employees who participated in the Citigroup 401(k) Plan immediately prior to the completion of the Initial Public Offering (the “Primerica Savings Plan Participants”). All Primerica Savings Plan Participants shall be eligible to participate in the Primerica Savings Plan as of the date of its establishment. Notwithstanding the generality of the foregoing, Primerica shall cause the Primerica Savings Plan to (A) provide the optional forms of benefit required to be preserved by Section 411(d)(6) of the Code and (B) recognize the service of each Continuing Employee with Citigroup Affiliated Group prior to the completion of the Initial Public Offering.

(d) Nothing contained in this Section 7.5 shall be construed to limit the ability of any member of the Citigroup Affiliated Group to amend, modify or terminate any plan specified in Sections 7.5(a) or (b) hereof, consistent with the terms of such plan, as determined in such member’s sole discretion.

(e) Nothing contained in this Section 7.5 or the Transition Services Agreement shall be construed to limit the ability of Primerica to amend, modify or terminate any employee benefit or compensation plan or program, consistent with the terms of such plan or program, as determined in Primerica’s sole discretion.

(f) Nothing in this Section 7.5 or the Transition Services Agreement shall (i) be treated as an amendment to any employee benefit plan maintained by any member of the Citigroup Affiliated Group or Primerica or any of its Subsidiaries, (ii) obligate the members of the Citigroup Affiliated Group or Primerica or its Subsidiaries to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee or (iii) provide any Primerica Employees or any other individual associated therewith (including Primerica’s Independent Contractor Representatives) with any rights as third party beneficiaries of this Agreement.

(g) Primerica and Citigroup shall provide each other with such records and information, and shall cooperate, as may be necessary or appropriate to carry out their obligations under this Section 7.5 and Section 2.1 of the Transition Services Agreement. Schedule 7.5(g) shall set forth a list of Primerica employees as of the date hereof and Primerica shall update Schedule 7.5(g) hereto periodically as reasonably required by Citigroup to carry out its obligations under this Section 7.5 and under the Transition Services Agreement and provide such updated Schedule 7.5(g) to Citigroup.

Section 7.6 Form S-8. To the extent necessary to enable the unrestricted transfer of the applicable shares of Common Stock, as soon as practicable following the completion of the Initial Public Offering, Primerica shall file, and cause to remain effective, a registration statement on Form S-8 (or such other applicable form) with the SEC to register the shares of Common Stock that may be acquired by employees of Primerica pursuant to Primerica’s employee stock or option plans.

Section 7.7 Right of First Offer. For a period of two years following the completion of the Initial Public Offering, Citigroup shall have a right of first offer to provide Primerica or its Subsidiaries with any financial or advisory services, including investment banking and underwriting services, that it does not currently provide to Primerica and its Subsidiaries, upon such terms and conditions and at such rates as prevailing in the market at the time such services are provided. During the period set forth in the preceding sentence, not less than five Business Days prior to entering into an agreement or arrangement with a party other than Citigroup for the provision of financial or advisory services, Primerica shall, or shall cause its Subsidiaries to, present Citigroup, in writing, with the opportunity to provide such financial or advisory services. From the date of receipt of such notice, Citigroup shall have five Business Days to deliver an offer capable of being accepted for the provision of such financial or advisory services. If an offer is delivered by Citigroup within such five Business Day period, Primerica may either accept or reject the offer; provided, however, that if Primerica rejects the offer it may not enter an agreement with another party (other than Citigroup) to provide such services on substantially the same terms and conditions and at substantially the same rates (or on less favorable terms or at more expensive rates) as reflected in the offer for the remaining term of this Section 7.7, unless a subsequent offer has been delivered to Citigroup in accordance with this Section 7.7. If no such offer is delivered by Citigroup within such five Business Day period, Primerica shall be free to enter into an agreement with another entity for the provision of such financial or advisory services and Citigroup shall have no further rights pursuant to this Section 7.7 with respect to such financial or advisory services. Notwithstanding anything to the contrary in this Agreement, (a) Citigroup shall not have a right to offer to provide financial services or advisory services if Citigroup does not, at the time that Primerica seeks a service, provide such service to third parties who are not Affiliates of Citigroup in the ordinary course of Citigroup’s business, or otherwise with such frequency as is customary in the market for such financial or advisory service, or if Primerica makes a good-faith determination that Citigroup is unable to provide any applicable service with an equal or greater level of quality as a third party could provide; and (b) any engagement between Citigroup and Primerica and its Subsidiaries shall not be exclusive, and Primerica and its Subsidiaries shall at all times have the right to hire and employ other service providers, banks, agents and any other person to provide a service in the same capacity as Citigroup, with respect to such service.

Section 7.8 Compliance with Provisions. Primerica covenants to cause each of its present and future direct and indirect Subsidiaries to take any and all actions necessary to ensure continued compliance by Primerica and its Subsidiaries with the provisions of the Primerica Charter and this Agreement. Primerica shall notify Citigroup in writing as soon as possible after becoming aware of any act or activity taken or proposed to be taken by Primerica or any of its Subsidiaries which resulted or would result in non-compliance with any provision of the Primerica Charter or this Agreement and shall take or refrain from taking all such actions as Citigroup shall in its sole discretion determine necessary or desirable to prevent or remedy any such non-compliance.

Section 7.9 Access to Shared Historical Records; Information Arising from Affiliate Relationship. For a period of one year following the First Trigger Date, Citigroup and Primerica will retain the right to access any records, information or documents which exist resulting from Citigroup’s and Primerica’s relationship as Affiliates, or any other shared or commingled historical records. Upon reasonable notice and at each party’s own expense, Citigroup (and its authorized representatives) and Primerica (and its authorized representatives) will be afforded access to such records at reasonable times and during normal business hours and each party (and its authorized representatives) will be permitted, at its own expense, to make abstracts from, or copies of, any such records; provided, access to such records may be denied if (i) Citigroup or Primerica, as the case may be, cannot demonstrate a legitimate business need for such access to the records, (ii) the information contained in the records is subject to any applicable confidentiality commitment to a third party, (iii) a bona fide competitive reason exists to deny such access, (iv) the records are to be used for the initiation of, or as part of, a suit or claim against the other party, (v) such access would serve as a waiver of any Privilege afforded to such record, and (vi) such access will unreasonably disrupt the normal operations of Citigroup or Primerica, as the case may be. Notwithstanding anything in this Agreement to the contrary, the retention of and access to records, information or documents related to the tax matters of Primerica and Citigroup will be governed exclusively by the Tax Separation Agreement.

Section 7.10 Promotional Agreements. All mutual promotional arrangements existing on the date hereof shall remain in full force and effect until the First Trigger Date. Following the First Trigger Date, additional, mutual promotional arrangements shall be entered into only upon the mutual agreement of the parties hereto.

Section 7.11 Joint Internet Marketing. Until the First Trigger Date, Citigroup and Primerica agree to review and discuss the applicability of any arrangements in existence as of the date hereof whereby Citigroup and Primerica jointly market their products and services on the Internet; provided, that such review and discussion shall at all times take into consideration commercially reasonable standards relating to such businesses. Following the First Trigger Date, such joint Internet marketing arrangements shall be entered into only upon the mutual agreement of the parties.

Section 7.12 Litigation and Settlement Cooperation. Prior to the Second Trigger Date, each of Citigroup and Primerica will keep each other informed of any threatened or filed third-party action, claim or dispute (except for any third-party action, claim or dispute alleging infringement or other violation of or by any trademarks owned by any member of the Citigroup Affiliate Group or by Primerica or one of its Subsidiaries) (“Third-Party Action”) against a member of the Citigroup Affiliated Group, or Primerica (the “Primary Litigant”) or one of its Subsidiaries in which the other party (the “Secondary Litigant”) is named by the third party. If the Secondary Litigant wishes to participate in the settlement of the Third-Party Action, the Secondary Litigant will be responsible for a portion of any such settlement obligation and any incremental cost (as mutually agreed by the Primary Litigant and the Secondary Litigant). If it is determined by the Primary Litigant and the Secondary Litigant that the Secondary Litigant is only named in the Third-Party Action because of its relationship with the Primary Litigant (as current or former Affiliate), then the Primary Litigant will bear all costs and settlement obligations. The parties agree to cooperate in the defense and settlement of any Third-Party Action which primarily relates to matters, actions, events or occurrences taking place prior to the Second Trigger Date. Prior to the Second Trigger Date, both Primerica and Citigroup will use their reasonable best efforts to (i) make the necessary filings to permit each party to defend its own interests in any Third-Party Action and (ii) cooperate with one another to ensure that information that has been generated in the course of the defense of the Third-Party Actions is transferred to the party requiring such information as soon as practicable.

Section 7.13 Compliance. Primerica hereby covenants that so long as Citigroup is deemed to control Primerica for bank regulatory purposes, without the prior written consent of Citigroup, Primerica shall not take any action or fail to take any action that, to the Knowledge of Primerica, would result in Citigroup being in non-compliance with the BHC Act or any other bank regulatory law, rule, regulation, guidance, order or directive, and Primerica hereby agrees to correct such action taken or inaction whether taken (or not taken) knowingly or unknowingly.

Section 7.14 Policies and Procedures.

(a) Prior to the First Trigger Date, Primerica hereby covenants, and to cause each of its Subsidiaries, to follow all policies and procedures applicable to any other member of the Citigroup Affiliated Group.

(b) Primerica and Citigroup hereby agree that upon and following the First Trigger Date, Primerica shall be permitted to develop its own internal policies and procedures, including compliance-related policies and procedures, so long as such policies and procedures or compliance therewith would not cause Citigroup to be in non-compliance with the BHC Act or any other applicable law, rule, regulation, guidance, order or directive; provided, however, that prior to the Second Trigger Date, Primerica shall deliver any proposed internal compliance policies or procedures (which shall be deemed to include all policies which could materially impact Citigroup’s compliance with the BHC Act or any other applicable law, rule, regulation, guidance, order or directive), or any material amendment, modification or supplement to its existing internal compliance policies or procedures, to Citigroup, and shall give Citigroup a reasonable opportunity to review and comment on such proposed internal compliance policies or procedures, or any material amendment, modification or supplement thereto, prior to its adoption or implementation.

(c) Any proposed internal policies, procedures or other communications provided for in this Section 7.l4 shall be delivered (i) if to Citigroup: James R. Garner, General Counsel, Consumer Banking North America and (ii) if to Primerica: Peter W. Schneider, General Counsel.

Section 7.15 Intercompany Accounts. All intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement or the Continuing Agreements, including payables created or required hereby) between any member of the Citigroup Affiliated Group, on the one hand, and Primerica or any of its Subsidiaries, on the other hand, which exist and are reflected in the accounting records of the relevant parties as of the completion of the Initial Public Offering shall, on or prior to the completion of the Initial Public Offering, be settled, by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise, as determined by Citigroup. Primerica shall be permitted, in its discretion (subject to the reasonable consent of Citigroup), to settle prior to the completion of the Initial Public Offering, by means of cash payments, dividends, capital contributions, a combination of the foregoing or otherwise, all or any portion of the intercompany receivables, payables and loans among Primerica and its Subsidiaries, which exist and are reflected in the accounting records of the relevant parties.

Section 7.16 Termination of Intercompany Agreements.

(a) Neither Primerica nor any of it Subsidiaries, on the one hand, and the members of the Citigroup Affiliated Group, on the other hand, shall be liable to the other based upon, arising out of or resulting from any contract, arrangement, course of dealing or understanding existing on or prior to the date hereof (other than this Agreement or the Continuing Agreements), and each party hereby terminates any and all contracts, arrangements, course of dealings or understandings between or among any member of the Citigroup Affiliated Group, on the one hand, and Primerica or any of its Subsidiaries, on the other hand, effective as of the date hereof (other than this Agreement or the Continuing Agreements), and any liability, whether or not in writing, which is not reflected in this Agreement or the Continuing Agreements, is hereby irrevocably cancelled, released, discharged and waived. No such terminated contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the date hereof.

(b) The provisions of Section 7.16(a) shall not apply to any agreements, arrangements, commitments or understandings to which any Person other than the parties and their respective Affiliates is a party.

Section 7.17 Citigroup Control Rights.

(a) Until the First Trigger Date, Primerica shall not, without the prior written consent of Citigroup, permit any of the following to occur:

(i) any change in any of the co-Chief Executive Officers, the Chief Financial Officer, the Chief Operating Officer, the General Counsel or the President of Primerica, or other then Named Executive Officers (as defined under Item 402(a) of Regulation S-K) of Primerica, except in the case of death, disability, resignation, retirement, disqualification or removal for cause (as defined in the Plan) or for breach of an employment agreement; provided, however, that Citigroup shall maintain its right to consent to any replacement thereof; or

(ii) the nomination or removal of the members of the Board of Directors of Primerica or any committee of the Board of Directors of Primerica, the establishment of any committee of the Board of Directors of Primerica, and the filling of newly created membership and vacancies on the Board of Directors of Primerica or any committees of the Board of Directors of Primerica.

(b) Until the Second Trigger Date, Primerica shall not, without the prior written consent of Citigroup, permit any of the following to occur:

(i) any consolidation or merger of Primerica or any Subsidiary of Primerica with or into any Person or of any Person with or into Primerica or any Subsidiary of Primerica (other than a merger or consolidation with or into a Subsidiary of Primerica), other than to acquire one hundred percent (100%) of the equity ownership of another entity or to dispose of one hundred percent (100%) of the equity ownership of one of the Subsidiaries of Primerica, in each case, involving consideration (as determined in good faith by a majority of the Board of Directors of Primerica) not exceeding $50 million;

(ii) entry into or consummation of any sale, lease, exchange or other disposition or any acquisition (by way of merger or consolidation, acquisition of stock, other securities or assets, or otherwise) or investment, in each case, by Primerica or any Subsidiary of Primerica, directly or indirectly, in a single transaction, or a series of related transactions valued in the aggregate, involving consideration (as determined in good faith by a majority of the Board of Directors of Primerica) in excess of $50 million, other than transactions between Primerica and its Subsidiaries;

(iii) any increase or decrease in the authorized capital stock of Primerica or the creation of any class or series of capital stock of Primerica;

(iv) any issuance or sale by Primerica or any Subsidiary of Primerica of any shares of its respective capital stock or any options, warrants or rights to acquire such capital stock or securities convertible into or exchangeable for capital stock or the adoption by Primerica or any Subsidiary of Primerica of any equity incentive plan (other than any equity incentive plan adopted in the ordinary course of business), except (a) the issuance of shares of capital stock by a Subsidiary of Primerica to Primerica or another of its Subsidiaries of Primerica, (b) in connection with the Initial Public Offering and the related transactions, including any issuance of securities upon the conversion or exercise of the Warrant, or in exchange for any of such securities, or the exercise of any right of the Investor (as defined in the Securities Purchase Agreement) set forth in the Securities Purchase Agreement or the Warrant, (c) pursuant to director, employee and sales representative stock incentive awards granted in the ordinary course of business, (d) in connection with consolidations, mergers, acquisitions, investments or dispositions for which Citigroup’s consent is not required as contemplated by Sections 7.17(b)(i) and 7.17(b)(ii) hereof; or (e) if the Board of Directors of Primerica determines in its good faith judgment that Primerica needs to raise common equity capital either to (x) replace the Citi Note, (y) deleverage Primerica to address potential financial covenant defaults under any material debt agreement or (z) make a capital contribution to one of Primerica’s principal insurance company Subsidiaries as requested by the principal regulator for such insurance company Subsidiary of Primerica or to maintain the financial strength rating of such insurance company Subsidiary of Primerica, so long as, in each case, the members of the Citigroup Affiliated Group have the right to participate in the equity sale;

(v) any dissolution, liquidation or winding up of Primerica;

(vi) the amendment by Primerica of Article Fourteenth or Article Fifteenth of the Primerica Charter or Article VIII and Article IX of Primerica’s Amended and Restated By-Laws, effective March 31, 2010;

(vii) the declaration or payment of dividends on any class or series of the capital stock of Primerica, except for pro rata dividends on shares of Common Stock or the payment of mandatory dividends on shares of preferred stock so long as such shares of preferred stock are issued in accordance with Section 7.17(b)(iv);

(viii) any change in the number of directors on the Board of Directors of Primerica; or

(ix) the entry into or consummation by Primerica or any Subsidiary of Primerica of any transaction, or a series of related transactions valued in the aggregate, involving consideration (as determined in good faith by a majority of the Board of Directors of Primerica) in excess of $5 million with any Affiliate of Primerica (other than members of the Citigroup Affiliated Group), other than (a) the Initial Public Offering and related transactions, (b) transactions which are on terms substantially the same as or more favorable to Primerica than those that would be available from an unaffiliated third party and (c) transactions between or among any of Primerica and its Subsidiaries.

Section 7.18 Information Required for Regulatory Purposes. In addition to, and not in limitation of, Sections 5.1 through and including Section 5.4 hereof and other provisions of this Agreement relating thereto, Primerica hereby covenants that for so long as Citigroup is deemed to control Primerica for bank regulatory purposes, Primerica shall, or shall cause its Subsidiaries to, provide Citigroup or any of its Affiliates (and their respective authorized representatives) access to any Primerica personnel and records and such other information or documents as Citigroup or such Affiliate may deem necessary or advisable to monitor and ensure compliance with the Bank Holding Company Act of 1956, as may be amended from time to time or any successor law (the “BHC Act”), or any other applicable bank regulatory law, rule, regulation, guidance, order or directive (which shall include information and access relating to Primerica’s compliance with policies and procedures in accordance with Section 7.14 hereof). Upon reasonable notice, and at Citigroup’s own expense, Citigroup or any of its applicable Affiliates (and its authorized representatives) will be afforded access to such personnel and records and such other information or documents at reasonable times and during normal business hours and Citigroup or its applicable Affiliate (and its authorized representatives) will be permitted, at its own expense, to make abstracts from, or copies of, any such records, information or documents.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Negotiation. (a) In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (a “Dispute”), upon the written notice (“Notice”) of either party hereto, the parties shall attempt to negotiate a resolution of the Dispute; provided, however, that this Article VIII shall not apply to any dispute, controversy or claim arising exclusively out of Article III of this Agreement, for which each party hereby submits to the exclusive jurisdiction of the Federal or State Courts in New York, New York (the “New York Courts”). Each party unconditionally and irrevocably waives any objections which it may have now or in the future to the jurisdiction of the New York Courts over such Article III disputes including objections by reason of lack of personal jurisdiction, improper venue or inconvenient forum.

(b) If the parties are unable for any reason to resolve a Dispute within 30 days after the receipt of the Notice, then either party may submit the Dispute to arbitration in accordance with Section 8.2 hereof as the exclusive means to resolve such Dispute.

Section 8.2 Arbitration.

(a) Any Dispute not resolved pursuant to Section 8.1 hereof shall, at the request of either party, be finally settled by arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect (the “Rules”) except as modified herein. The arbitration shall be held in New York, New York.

(b) There shall be three arbitrators of whom each party shall select one within 15 days of respondent’s receipt of claimant’s demand for arbitration. The two party-appointed arbitrators shall select a third arbitrator to serve as Chair of the tribunal within 15 days of the selection of the second arbitrator. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the AAA in accordance with the Rules upon the written request of either party within 15 days of such request. The hearing shall be held no later than 120 days following the appointment of the third arbitrator.

(c) The arbitral tribunal shall permit prehearing discovery that is relevant to the subject matter of the Dispute taking into account the parties’ desire that the arbitration be conducted expeditiously and cost effectively. All discovery shall be completed within 60 days of the appointment of the third arbitrator.

(d) By agreeing to arbitration, the parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. For the purpose of any provisional relief contemplated hereunder, the parties hereby submit to the exclusive jurisdiction of the New York Courts. Each party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the New York Courts including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

(e) The award shall be in writing, shall state the findings of fact and conclusions of law on which it is based, shall be final and binding and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon any award may be entered in any court having jurisdiction.

(f) The parties will bear equally all fees, costs, disbursements and other expenses of the arbitration, and each party shall be solely responsible for all fees, costs, disbursements and other expenses incurred in the preparation and prosecution of their own case;

provided that in the event that a party fails to comply with the orders or decision of the arbitral tribunal, then such noncomplying party shall be liable for all costs and expenses (including attorneys fees) incurred by the other party in its effort to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.

(g) The arbitral tribunal shall have the authority, for good cause shown, to extend any of the time periods in this arbitration provision either on its own authority or upon the request of any of the parties. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. The arbitral tribunal shall have no authority to award punitive, exemplary or multiple damages or any other damages not measured by the prevailing parties’ actual damages. The arbitral tribunal shall have the authority to order specific performance or to issue any other type of temporary or permanent injunction.

(h) All notices by one party to the other in connection with the arbitration shall be in accordance with the provisions of Section 8.1 hereof, except that all notices for a demand for arbitration made pursuant to this Article VIII must be made by personal delivery or receipted overnight courier. This agreement to arbitrate shall be binding upon the successors and permitted assigns of each party. This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

Section 8.3 Confidentiality. Except to the extent necessary to compel arbitration or in connection with arbitration of any Dispute under this Agreement, or for enforcement of an arbitral award, information concerning (i) the existence of an arbitration pursuant to this Article VIII, (ii) any documentary or other evidence given by a party or a witness in the arbitration or (iii) the arbitration award may not be disclosed by the tribunal administrator, the arbitrators, any party or its counsel to any person or entity not connected with the proceeding unless required by law or by a court or competent regulatory body, and then only to the extent of disclosing what is legally required. A party filing any document arising out of or relating to any arbitration in court shall seek from the court confidential treatment for such document.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (a) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the next business day if sent by overnight courier, (c) when transmission is confirmed, if sent by facsimile or (d) when received if delivered otherwise. Such notices shall be delivered to the address set forth below, or to such other address or facsimile number as a party shall have furnished to the other party in accordance with this Section 9.1.

If to Citigroup or any other member of the Citigroup Affiliated Group, to:

Citigroup Inc.

399 Park Avenue

New York, New York 10022

Attention: Michael Zuckert, Deputy General Counsel and Managing Director

Fax: (212) 793-6300

and

Citigroup Inc.

399 Park Avenue

New York, New York 10022

Attention: Reza Shah, Head of Citi Reinsurance and Monitoring

Fax: (212) 793-6300

If to Primerica, to:

Primerica, Inc.

3120 Breckinridge Blvd.

Duluth, Georgia

Attention: Peter Schneider, General Counsel

Fax: (770) 564-6216

and

Primerica, Inc.

3120 Breckinridge Blvd.

Duluth, Georgia

Attention: Rick Williams, Co-Chief Executive Officer

Fax: (770) 564-5669

Section 9.2 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors in interest, except as expressly otherwise provided herein.

Section 9.3 Descriptive Headings. The descriptive headings of the several articles and sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meanings hereof.

Section 9.4 Specific Performance and Other Remedies.

(a) The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any party, except as otherwise expressly provided herein, an aggrieved party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Neither party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy. For the avoidance of doubt, nothing in this Agreement shall diminish the availability of specific performance of the obligations under this Agreement or any other injunctive relief.

(b) Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each party hereby further agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 9.5 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and duties of the parties shall be governed by, the laws of the State of New York, without regard to the principles of conflicts of law other than Section 5-1401 of the General Obligations Law of the State of New York.

Section 9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Section 9.7 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, Citigroup and Primerica shall in good faith use commercially reasonable efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 9.8 Confidential Information. All information provided by either party under this Agreement must be kept strictly confidential by the receiving party (the “Receiving Party”), and the Receiving Party will not use such information for any purpose (other than, in the case of Citigroup, to monitor its investment in Primerica) or disclose such information in any manner whatsoever, unless disclosure is required to comply with any law, order, judgment, decree, or any rule, regulation, request or inquiry of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-

regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority) (collectively, “Governmental Entities”). The foregoing will not apply to (i) information that otherwise becomes generally available to the public through no fault of the Receiving Party, (ii) information that is expressly intended for disclosure by the Receiving Party under the terms of this Agreement or (iii) information that the Receiving Party is required to disclose pursuant to law, rule or regulation. Citigroup will be permitted to disclose confidential information of Primerica in connection with any disposition or contemplated disposition of shares of Common Stock Beneficially Owned by Citigroup or other similar strategic transaction so long as the party to which the information is disclosed agrees to limit its use and disclosure of such information pursuant to a written non-disclosure agreement with Primerica, in a form reasonably acceptable to Primerica. The Receiving Party will disclose confidential information of the disclosing party to the Receiving Party’s employees and agents solely on a need to know basis. The Receiving Party will be responsible for advising its employees and agents of the confidential nature of the information and for ensuring compliance by the Receiving Party’s employees and agents with the provisions of this Section 9.8. If the Receiving Party receives a subpoena or other administrative or judicial process demanding confidential information of the other party, the Receiving Party will promptly notify the disclosing party and will, at the request of the disclosing party, cooperate with the disclosing party in attempting to minimize or avoid the disclosure (at the expense of the disclosing party); provided, however, that the foregoing will not apply to any request or demand for information from any Governmental Entity (other than any court).

Section 9.9 Amendment; Modification and Waiver. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement executed by the parties hereto. Any failure of a party to comply with any obligation, covenant or agreement contained in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 9.10 Entire Agreement. This Agreement, including any schedules or exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. In the event and to the extent that there shall be any conflict or inconsistency between the provisions of this Agreement and the provisions of any Related Agreement, such Related Agreement shall control, except as otherwise provided therein.

Section 9.11 No Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any party hereto may be assigned by such party without the prior written consent of the other parties; provided, however, that Citigroup may assign all or part of its rights or obligations hereunder to one or more other members of the Citigroup Affiliated Group without the prior written consent of Primerica.

Section 9.12 Recapitalization, Dilution Adjustments, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the shares of Common Stock then, in each such case, if necessary, appropriate adjustments shall be made so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

Section 9.13 Other Intercompany Agreements. In connection with the execution and delivery of this Agreement, the Commercial Agreements listed on Schedule 9.13 hereto and the Related Agreements describe all of the agreements, identified as of the date hereof, between members of the Citigroup Affiliated Group, on the one hand, and Primerica or one of its Subsidiaries, on the other hand, in effect as of the date hereof. The parties agree to review the Commercial Agreements, review and identify any other additional intercompany agreements in effect as of the date hereof and to cooperate to take such further action as may be necessary for the termination, alteration or amendment of such agreements in order for such agreements to be consistent with, and to provide for, the implementation of the transactions contemplated hereby.

Section 9.14 Further Actions. Each party hereto shall, on notice of request from any other party hereto, take such further action not specifically required hereby at the expense of the requesting party, as the requesting party may reasonably request for the implementation of the transactions contemplated hereby.

Section 9.15 Further Assurances with Respect to Reorganization. At any time prior to the First Trigger Date, each of the parties to this Agreement shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further conveyances, bills of sale, deeds, endorsements, assignments, assumptions, releases and other instruments, and shall take such further actions, as may be otherwise reasonably required to (i) effectively convey and transfer to, and vest in, Primerica and put Primerica in possession of any assets and liabilities or contractual rights and obligations primarily related to the Primerica Business which were not transferred or conveyed pursuant to the Exchange Agreement and (ii) effectively convey and transfer to, and vest in, the Citigroup Affiliated Group and put the Citigroup Affiliated Group in possession of any assets and liabilities or contractual rights and obligations not primarily related to the Primerica Business which were not transferred or conveyed pursuant to the Applicable Restructuring Documents listed on Schedule 1.1(a) hereto. The parties agree to execute any transaction contemplated by this Section 9.15 pursuant to a document reasonably satisfactory to both parties, including a schedule specifically identifying the contractual rights and obligations or assets and liabilities to be transferred.

Section 9.16 No Third Party Beneficiaries. Nothing in this Agreement shall convey any rights upon any person or entity which is not a party or a permitted assignee of a party to this Agreement; provided that the provisions of Article VI shall inure to the benefit of each of the indemnified parties referred to therein.

Section 9.17 Drafting of Language. Each of Citigroup and Primerica agrees that the drafting of the language contained in this Agreement was a cooperative effort, that each party was equally responsible for such drafting and that it would be inequitable for either party to be deemed the “drafter” of any specific language contained herein pursuant to any judicial doctrine or presumption relating thereto.

Section 9.18 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated. Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement. Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. When a reference is made to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement, unless otherwise indicated. References to “dollars” or “$” are to U.S. dollars.

IN WITNESS HEREOF, the parties have caused this Agreement to be executed by a duly authorized officer and delivered as of the date first above written.

CITIGROUP INC.

/s/ Michael L. Corbat
Name: Michael L. Corbat
Title: Authorized Signatory

PRIMERICA, INC.

/s/ Peter W. Schneider
Name: Peter W. Schneider
Title: Executive VP and Secretary

46